Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TRIKON TECHNOLOGIES, INC.

AVIZA TECHNOLOGY, INC.

NEW ATHLETICS, INC.

BASEBALL ACQUISITION CORP. I

AND

BASEBALL ACQUISITION CORP. II

DATED AS OF MARCH 14, 2005

TABLE OF CONTENTS

Article 1. The Mergers		2

Section 1.1	Certificate of Incorporation and Bylaws of New Athletics	2
Section 1.2	The Trikon Merger	2
Section 1.3	The Aviza Merger	2
Section 1.4	Effective Time of the Mergers	2
Section 1.5	Closing	2
Section 1.6	Effect of the Mergers	2
Section 1.7	Certificates of Incorporation and Bylaws of the Surviving Corporations	3
Section 1.8	Directors and Officers of the Surviving Corporations	3

Article 2. Conversion of Securities; Exchange of Certificates		4

Section 2.1	Conversion of Securities	3
Section 2.2	Exchange of Certificates.	6
Section 2.3	Stock Transfer Books	9
Section 2.4	Stock Options	10
Section 2.5	Dissenting Shares	11

Article 3. Representations and Warranties of Aviza		11

Section 3.1	Organization and Qualification; Subsidiaries	11
Section 3.2	Certificate of Incorporation and Bylaws; Corporate Books and Records	12
Section 3.3	Capitalization	12
Section 3.4	Authority.	13
Section 3.5	No Conflict; Required Filings and Consents.	14
Section 3.6	Permits; Compliance With Law	14
Section 3.7	Financial Statements.	15
Section 3.8	Disclosure Documents	16
Section 3.9	Absence of Certain Changes or Events	16
Section 3.10	Employee Benefit Plans.	16
Section 3.11	Labor and Other Employment Matters.	20
Section 3.12	Tax Treatment	22
Section 3.13	Contracts	22

i

EXHIBITS

EXHIBIT A	Stockholder Agreement
EXHIBIT B	Form of Irrevocable Written Consent
EXHIBIT C	New Athletics Certificate
EXHIBIT D	New Athletics Bylaws
EXHIBIT E	Certificate of Incorporation of Trikon Surviving Corporation
EXHIBIT F	Bylaws of Trikon Surviving Corporation
EXHIBIT G	Certificate of Incorporation of Aviza Surviving Corporation
EXHIBIT H	Bylaws of Aviza Surviving Corporation
EXHIBIT I	Form of Tax Representation Letter of New Athletics and Trikon Merger Sub
EXHIBIT J	Form of Tax Representation Letter of New Athletics and Aviza Merger Sub
EXHIBIT K	Form of Tax Representation Letter of Trikon
EXHIBIT L	Form of Tax Representation Letter of Aviza
EXHIBIT M	Form of Tax Representation Letter of VPVP
EXHIBIT N	Form of Trikon Affiliate Agreement
EXHIBIT O	Form of Aviza Affiliate Agreement

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 14, 2005 (this “Agreement”), is entered into by and among Trikon Technologies, Inc., a Delaware corporation (“Trikon”), Aviza Technology, Inc., a Delaware corporation (“Aviza”), New Athletics, Inc., a newly-formed Delaware corporation (“New Athletics”), Baseball Acquisition Corp. I, a Delaware corporation and a wholly owned subsidiary of New Athletics (“Trikon Merger Sub”), and Baseball Acquisition Corp. II, a Delaware corporation and a wholly owned subsidiary of New Athletics (“Aviza Merger Sub”).

WHEREAS, the respective Boards of Directors of Trikon (the “Trikon Board”), Aviza (the “Aviza Board”), Trikon Merger Sub and Aviza Merger Sub deem it advisable and in the best interests of each corporation and its respective stockholders that Trikon and Aviza combine in order to advance the interests of Trikon and Aviza and their respective stockholders;

WHEREAS, the combination of Trikon and Aviza shall be effected through (i) the merger of Trikon Merger Sub with and into Trikon and (ii) the merger of Aviza Merger Sub with and into Aviza, such that each of Trikon and Aviza become wholly owned subsidiaries of New Athletics and the stockholders of each of Trikon and Aviza become stockholders of New Athletics, in each case, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, by executing this Agreement, New Athletics, Trikon, Aviza, Trikon Merger Sub and Aviza Merger Sub intend (i) to adopt this Agreement as a plan of reorganization; (ii) that the Mergers (as defined in Section 1.3 hereof) be treated as an integrated transaction for U.S. federal income Tax purposes; (iii) that the Mergers, taken together, qualify as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder and (iv) that the Trikon Merger (as defined in Section 1.2 hereof) qualify as a reorganization within the meaning of Section 368(a) of the Code;

WHEREAS, concurrently with the execution of this Agreement, and as a material inducement to the parties’ willingness to enter into this Agreement, each of New Athletics, Trikon, VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P. and VantagePoint Venture Partners IV Principals Fund, L.P. have entered into the Stockholder Agreement in the form attached hereto as Exhibit A (the “Stockholder Agreement”) to become effective as of the Effective Time (except as otherwise expressly stated therein); and

WHEREAS, immediately following the execution of this Agreement, and as a material inducement to the parties’ willingness to enter into this Agreement, each of VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P. and VantagePoint Venture Partners IV Principals Fund, L.P. will adopt this Agreement and approve the Aviza Merger (as defined in Section 1.3 hereof) by executing and delivering an irrevocable written consent in the form attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.

The Mergers

Section 1.1 Certificate of Incorporation and Bylaws of New Athletics. Trikon and Aviza shall cause the Certificate of Incorporation and Bylaws of New Athletics to be amended as of immediately prior to the Effective Time (as defined in Section 1.4 hereof) to be in the forms attached hereto as Exhibit C (the “New Athletics Certificate”) and Exhibit D (the “New Athletics Bylaws”), respectively. From the date hereof until the Effective Time, Trikon and Aviza shall consult with each other prior to causing or permitting New Athletics to take any action inconsistent with the provisions of this Agreement without the prior written consent of the other.

Section 1.2 The Trikon Merger. Upon the terms and subject to the provisions of this Agreement, and in accordance with the relevant provisions of the DGCL, Trikon Merger Sub shall merge with and into Trikon (the “Trikon Merger”) at the Effective Time (as defined in Section 1.4 hereof). Trikon Merger Sub has been formed solely to effectuate the Trikon Merger and conducts no business or activity other than in connection with the Trikon Merger.

Section 1.3 The Aviza Merger. Upon the terms and subject to the provisions of this Agreement, and in accordance with the relevant provisions of the DGCL, Aviza Merger Sub shall merge with and into Aviza (the “Aviza Merger” and, together with the Trikon Merger, the “Mergers”) at the Effective Time (as defined in Section 1.4 hereof). Aviza Merger Sub has been formed solely to effectuate the Aviza Merger and conducts no business or activity other than in connection with the Aviza Merger.

Section 1.4 Effective Time of the Mergers. Upon the terms and subject to the provisions of this Agreement, a certificate of merger with respect to each Merger in such form as is required by the relevant provisions of the DGCL (each, with respect to one of the Mergers, a “Certificate of Merger” and collectively, with respect to both Mergers, the “Certificates of Merger”) shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as early as practicable on the Closing Date (as defined in Section 1.5 hereof). Each Merger shall become effective at such time as is specified in the applicable Certificate of Merger (the time at which both Mergers have become effective being hereinafter referred to as the “Effective Time”).

Section 1.5 Closing. The closing of the Mergers (the “Closing”) shall take place at such time and place to be agreed upon by Trikon and Aviza, on a date to be specified by Trikon and Aviza, which shall be no later than the second (2nd) Business Day after the satisfaction or, if permissible, the waiver of all of the conditions set forth in Article 6 hereof, unless another date is agreed to in writing by Trikon and Aviza (such date, the “Closing Date”).

Section 1.6 Effect of the Mergers. As a result of the Trikon Merger, the separate corporate existence of Trikon Merger Sub shall cease and Trikon shall continue as the surviving corporation in the Trikon Merger (the “Trikon Surviving Corporation”). As a result of the Aviza Merger, the separate corporate existence of Aviza Merger Sub shall cease and Aviza shall continue as the surviving corporation in the Aviza Merger (the “Aviza Surviving Corporation” and, together with the Trikon Surviving Corporation, the “Surviving

Corporations”). The effects of the Mergers shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, (i) all the property, rights, privileges, powers and franchises of Trikon and Trikon Merger Sub shall vest in the Trikon Surviving Corporation, and all debts, liabilities and duties of Trikon and Trikon Merger Sub shall become the debts, liabilities and duties of the Trikon Surviving Corporation and (ii) all the property, rights, privileges, powers and franchises of Aviza and Aviza Merger Sub shall vest in the Aviza Surviving Corporation, and all debts, liabilities and duties of Aviza and Aviza Merger Sub shall become the debts, liabilities and duties of the Aviza Surviving Corporation.

Section 1.7 Certificates of Incorporation and Bylaws of the Surviving Corporations. At the Effective Time, (i) the Certificate of Incorporation and Bylaws of the Trikon Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and Bylaws of Trikon Merger Sub, each as in effect immediately prior to the Effective Time and as set forth in Exhibits E and F hereto (except that the name of the Trikon Surviving Corporation shall be “Trikon Technologies, Inc.”) and (ii) the Certificate of Incorporation and Bylaws of the Aviza Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and Bylaws of Aviza Merger Sub, each as in effect immediately prior to the Effective Time and as set forth in Exhibits G and H hereto (except that the name of the Aviza Surviving Corporation shall be “Aviza, Inc.”).

Section 1.8 Directors and Officers of the Surviving Corporations. The parties hereto shall use their reasonable best efforts to cause the directors of Trikon Merger Sub immediately prior to the Effective Time to be the initial directors of the Trikon Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Trikon Surviving Corporation. The corporate officers of Trikon immediately prior to the Effective Time shall be the initial officers of the Trikon Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Trikon Surviving Corporation. The parties hereto shall use their reasonable best efforts to cause the directors of Aviza Merger Sub immediately prior to the Effective Time to be the initial directors of the Aviza Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Aviza Surviving Corporation. The corporate officers of Aviza immediately prior to the Effective Time shall be the initial officers of the Aviza Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Aviza Surviving Corporation.

Article 2.

Conversion of Securities; Exchange of Certificates

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Mergers and without any action on the part of New Athletics, Trikon, Trikon Merger Sub, Aviza, Aviza Merger Sub or the holders of any of the following securities:

Section 2.1.1 Conversion Generally.

Section 2.1.1.1 Trikon Common Stock. Each share of common stock, par value $0.001 per share, of Trikon (“Trikon Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Trikon Common Stock to be canceled pursuant to Section 2.1.2 hereof) shall be converted, subject to Section 2.2.5 hereof, into the right to receive a number of shares of common stock, par value $0.0001 per share, of New Athletics (“New Athletics Common Stock”) equal to the Trikon Exchange Ratio. All such shares of Trikon Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of New Athletics Common Stock into which such Trikon Common Stock was converted in the Trikon Merger. Certificates previously representing shares of Trikon Common Stock shall be exchanged for certificates representing whole shares of New Athletics Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2 hereof, without interest. No fractional share of New Athletics Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2.5 hereof.

Section 2.1.1.2 Trikon Warrants. At the Effective Time, all unexercised and unexpired warrants to purchase shares of Trikon Common Stock (“Trikon Warrants”) then outstanding shall be assumed by New Athletics. Each Trikon Warrant so assumed by New Athletics under this Agreement shall continue to have, and be subject to, the same terms and conditions as set forth in such Trikon Warrant and any agreements executed in connection therewith as in effect immediately prior to the Effective Time, except that (i) each Trikon Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of New Athletics Common Stock equal to the product of (x) the number of shares of Trikon Common Stock that were issuable upon the exercise of such Trikon Warrant immediately prior to the Effective Time multiplied by (y) the Trikon Exchange Ratio, rounded down to the nearest whole number of shares of New Athletics Common Stock and (ii) the per share exercise price for the shares of New Athletics Common Stock issuable upon the exercise of such Trikon Warrant shall be equal to the quotient determined by dividing (x) the exercise price per share of Trikon Common Stock at which such Trikon Warrant was exercisable immediately prior to the Effective Time by (y) the Trikon Exchange Ratio, rounded up to the nearest whole cent.

Section 2.1.1.3 Aviza Common Stock. Each share of common stock, par value $0.001 per share, of Aviza (“Aviza Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Aviza Common Stock to be canceled pursuant to Section 2.1.2 hereof and Dissenting Shares in accordance with Section 2.5 hereof) shall be converted, subject to Section 2.2.5 hereof, into the right to receive a number of shares of New Athletics Common Stock equal to the Aviza Exchange Ratio. All such shares of Aviza Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of New Athletics Common Stock into which such Aviza Common Stock was converted in the Aviza Merger. Certificates previously representing shares of Aviza Common Stock shall be exchanged for certificates representing whole shares of New Athletics Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2 hereof, without interest. No fractional share of New Athletics Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2.5 hereof.

Section 2.1.1.4 Aviza Series A Preferred Stock. Each share of Series A Preferred Stock, par value $0.001 per share, of Aviza (the “Aviza Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Aviza Series A Preferred Stock to be canceled pursuant to Section 2.1.2 hereof and Dissenting Shares in accordance with Section 2.5 hereof), shall be converted, subject to Section 2.2.5 hereof, into the right to receive a number of shares of New Athletics Common Stock equal to the product of (x) that number of shares of Aviza Common Stock into which such share of Aviza Series A Preferred Stock would have been convertible immediately prior to the Effective Time multiplied by (y) the Aviza Exchange Ratio. All such shares of Aviza Series A Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of New Athletics Common Stock into which such Aviza Series A Preferred Stock was converted in the Aviza Merger. Certificates previously representing shares of Aviza Series A Preferred Stock shall be exchanged for certificates representing whole shares of New Athletics Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2 hereof, without interest. No fractional share of New Athletics Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2.5 hereof.

Section 2.1.1.5 Aviza Series B Preferred Stock. Each share of Series B Preferred Stock, par value $100 per share, of Aviza (the “Aviza Series B Preferred Stock” and, together with the Aviza Series A Preferred Stock, the “Aviza Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Mergers.

Section 2.1.1.6 Aviza Warrants. At the Effective Time, all unexercised and unexpired warrants to purchase shares of Aviza Series A Preferred Stock (“Aviza Warrants”) then outstanding shall be cancelled and extinguished without consideration.

Section 2.1.2 Cancellation of Certain Shares. Each share of New Athletics Common Stock issued and outstanding immediately prior to the Effective Time shall be surrendered and cancelled. Each share of Trikon Stock held by Aviza or any wholly owned subsidiary of Aviza, in the treasury of Trikon or by any wholly owned subsidiary of Trikon immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto. Each share of Aviza Stock held by Trikon or any wholly owned subsidiary of Trikon, in the treasury of Aviza or by any wholly owned subsidiary of Aviza immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.1.3 Trikon Merger Sub. Each share of common stock, par value $0.001 per share, of Trikon Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Trikon Surviving Corporation.

Section 2.1.4 Aviza Merger Sub. Each share of common stock, par value $0.001 per share, of Aviza Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Aviza Surviving Corporation.

Section 2.1.5 Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of New Athletics Common Stock, Trikon Stock, Aviza Common Stock or Aviza Series A Preferred Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratios shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 2.2 Exchange of Certificates.

Section 2.2.1 Exchange Agent. As promptly as practicable after the Effective Time, New Athletics shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Co. or another bank or trust company designated by New Athletics and reasonably satisfactory to each of Aviza and Trikon (the “Exchange Agent”), for the benefit of the holders of shares of Trikon Stock and Aviza Stock, for exchange in accordance with this Article 2, through the Exchange Agent, certificates representing the shares of New Athletics Common Stock (such certificates for shares of New Athletics Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 hereof in exchange for outstanding shares of Trikon Stock and Aviza Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the New Athletics Common Stock contemplated to be issued pursuant to Section 2.1 hereof out of the Exchange Fund. Except as contemplated by Section 2.2.5 hereof, the Exchange Fund shall not be used for any other purpose.

Section 2.2.2 Exchange Procedures. Promptly after the Effective Time, New Athletics shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Trikon Stock, Aviza Series A Preferred Stock or Aviza Common Stock (collectively, the “Certificates”) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of New Athletics Common Stock and cash in lieu of fractional shares and any dividends or distributions with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of New Athletics Common Stock which such holder has the right to receive in respect of the shares of Trikon Stock, Aviza Series A Preferred Stock or Aviza Common Stock, as the case may be, formerly represented by such Certificate (after taking into account all shares of Trikon Stock, Aviza Series A Preferred Stock or Aviza Common Stock, as the case may be, then held by such holder), cash in lieu of fractional shares of New Athletics Common Stock to which such holder is entitled pursuant to Section 2.2.5 hereof and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3 hereof, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or shall accrue on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Trikon Stock, Aviza Series A Preferred Stock or Aviza Common Stock which is not registered in the transfer records of Trikon or Aviza, respectively, a certificate representing the proper number of shares of New Athletics Common Stock may be issued to a transferee if the Certificate representing such shares of Trikon Stock, Aviza Series A Preferred Stock or Aviza Common Stock, as the case may be, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of New Athletics Common Stock, cash in lieu of any fractional shares of New Athletics Common Stock to which such holder is entitled pursuant to Section 2.2.5 hereof and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3 hereof. Certificates surrendered for exchange by any person constituting an “affiliate” of either Trikon or Aviza for purposes of Rule 145(c) under the Securities Act shall not be exchanged until New Athletics has received an Affiliate Agreement (as defined in Section 5.15 hereof) from such person.

Section 2.2.3 Distributions with Respect to Unexchanged Shares of New Athletics Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to New Athletics Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of New Athletics Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2.5 hereof, unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of New Athletics Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of New Athletics Common Stock to which such holder is entitled pursuant to Section 2.2.5 hereof and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of New Athletics Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of New Athletics Common Stock.

Section 2.2.4 Further Rights in Trikon Stock and Aviza Stock. All shares of New Athletics Common Stock issued upon conversion of the shares of Trikon Stock, Aviza Series A Preferred Stock and Aviza Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2.3 or Section 2.2.5 hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Trikon Stock, Aviza Series A Preferred Stock or Aviza Common Stock, as the case may be.

Section 2.2.5 Fractional Shares. No certificates or scrip representing fractional shares of New Athletics Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to New Athletics Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of New Athletics.

Section 2.2.5.1 As promptly as practicable following the Effective Time, the Exchange Agent shall determine the difference between (A) the number of full shares of New Athletics Common Stock delivered to the Exchange Agent by New Athletics pursuant to Section 2.2.1 hereof and (B) the aggregate number of full shares of New Athletics Common Stock to be distributed to holders of Trikon Stock, Aviza Series A Preferred Stock and Aviza Common Stock pursuant to Section 2.2.2 hereof (such difference being the “Excess Shares”). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of New Athletics Common Stock, shall sell the Excess Shares at then prevailing prices on the Nasdaq National Market (“NASDAQ”), all in the manner provided in this Section 2.2.5.

Section 2.2.5.2 The sale of the Excess Shares by the Exchange Agent shall be executed on NASDAQ and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to such holders of Trikon Stock and Aviza Stock, the Exchange Agent shall hold such proceeds in trust for such holders of Trikon Stock and Aviza Stock as part of the Exchange Fund. New Athletics shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, New Athletics shall pay the Exchange Agent’s compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Trikon Stock and Aviza Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Trikon Stock, Aviza Series A Preferred Stock or Aviza Common Stock, as the case may be, is entitled (after taking into account all shares of New Athletics Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Trikon Stock, Aviza Series A Preferred Stock and Aviza Common Stock are entitled.

Section 2.2.5.3 As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Trikon Stock, Aviza Series A Preferred Stock and Aviza Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Trikon Stock, Aviza Series A Preferred Stock and Aviza Common Stock subject to and in accordance with the terms of Section 2.2.3 hereof.

Section 2.2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of Trikon or Aviza for six (6) months after the Effective Time shall be delivered to New Athletics upon demand, and any former stockholder of Trikon or Aviza who have not theretofore complied with this Article 2 shall thereafter look only to New Athletics for the shares of New Athletics Common Stock, any cash in lieu of fractional shares of New Athletics Common Stock to which they are entitled pursuant to Section 2.2.5 hereof and any dividends or other distributions with respect to New Athletics Common Stock to which they are entitled pursuant to Section 2.2.3 hereof, in each case, without any interest thereon.

Section 2.2.7 No Liability. None of New Athletics, Trikon, Aviza or the Exchange Agent shall be liable to any holder of shares of Trikon Stock or Aviza Stock for any such shares of New Athletics Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 2.2.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by New Athletics or one of the Surviving Corporations, the making of an indemnity and/or posting by such person of a bond, in such reasonable amount as New Athletics or one of the Surviving Corporations may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of New Athletics Common Stock, any cash in lieu of fractional shares of New Athletics Common Stock to which the holders thereof are entitled pursuant to Section 2.2.5 hereof and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2.3 hereof, in each case, without any interest thereon.

Section 2.2.9 Withholding. New Athletics, each of the Surviving Corporations or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Trikon Stock or Aviza Stock such amounts as New Athletics, either of the Surviving Corporations or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by New Athletics, either of the Surviving Corporations or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Trikon Stock or Aviza Stock, as the case may be, in respect of whom such deduction and withholding was made.

Section 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of Trikon and Aviza shall be closed and thereafter, there shall be no further registration of transfers of shares of Trikon Stock or Aviza Stock theretofore outstanding on the records of Trikon or Aviza, respectively. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to the shares of Trikon Stock or Aviza Stock represented thereby except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or New Athletics for any reason shall be converted into the shares of New Athletics Common Stock, any cash in lieu of fractional shares of New Athletics Common Stock to which the holders thereof are entitled pursuant to Section 2.2.5 hereof and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2.3 hereof.

Section 2.4 Stock Options.

Section 2.4.1 Trikon Options. At the Effective Time, all unexercised and unexpired options to purchase shares of Trikon Common Stock (“Trikon Options”) outstanding immediately prior to the Effective Time under the Trikon Technologies, Inc. 1991 Stock Option Plan, the Trikon, Inc. 1998 Directors Stock Option Plan, the Trikon Technologies, Inc. 2004 Equity Incentive Plan or any other plan, agreement or arrangement listed on Section 2.4.1 of the Trikon Disclosure Schedule (collectively, the “Trikon Stock Option Plans”), whether or not then exercisable, shall be assumed by New Athletics. Section 2.4.1 of the Trikon Disclosure Schedule includes information with respect to any rights that provide for the acceleration or other changes in the vesting provisions or other terms under the Trikon Options or Trikon Stock Option Plans as a result of the Trikon Merger (either alone or in connection with additional or subsequent events). Each Trikon Option so assumed by New Athletics under this Agreement shall in all material respects continue to have, and be subject to, the same terms and conditions as set forth in the Trikon Stock Option Plan and any agreements thereunder governing such Trikon Option immediately prior to the Effective Time, except that (i) each Trikon Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of New Athletics Common Stock equal to the product of (x) the number of shares of Trikon Common Stock that were issuable upon the exercise of such Trikon Option immediately prior to the Effective Time multiplied by (y) the Trikon Exchange Ratio, rounded down to the nearest whole number of shares of New Athletics Common Stock and (ii) the per share exercise price for the shares of New Athletics Common Stock issuable upon the exercise of such Trikon Option shall be equal to the quotient determined by dividing (x) the exercise price per share of Trikon Common Stock at which such Trikon Option was exercisable immediately prior to the Effective Time by (y) the Trikon Exchange Ratio, rounded up to the nearest whole cent. The conversion of any Trikon Options which are incentive stock options within the meaning of Section 422 of the Code, into options to purchase New Athletics Common Stock is intended to be made so as not to constitute a “modification” of such Trikon Options within the meaning of Section 424 of the Code. Continuous employment with Trikon or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Trikon Options after the Effective Time.

Section 2.4.2 Aviza Options. At the Effective Time, all unexercised and unexpired options to purchase shares of Aviza Common Stock (“Aviza Options”) outstanding immediately prior to the Effective Time under the Aviza Technology, Inc. 2003 Equity Incentive Plan or any other plan, agreement or arrangement listed on Section 2.4.2 of the Aviza Disclosure Schedule (collectively, the “Aviza Stock Option Plans”), whether or not then exercisable, shall be assumed by New Athletics. Section 2.4.2 of the Aviza Disclosure Schedule includes information with respect to any rights that provide for the acceleration or other changes in the vesting provisions or other terms under the Aviza Options or Aviza Stock Option Plans as a result of the Aviza Merger (either alone or in connection with additional or subsequent events). Each Aviza Option so assumed by New Athletics under this Agreement shall in all material respects continue to have, and be subject to, the same terms and conditions as set forth in the Aviza Stock Option Plan and any agreements thereunder governing such Aviza Option immediately prior to the Effective Time, except that (i) each Aviza Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of New Athletics Common Stock equal to the product of (x) the number of shares of Aviza

Common Stock that were issuable upon the exercise of such Aviza Option immediately prior to the Effective Time multiplied by (y) the Aviza Exchange Ratio, rounded down to the nearest whole number of shares of New Athletics Common Stock and (ii) the per share exercise price for the shares of New Athletics Common Stock issuable upon the exercise of such Aviza Option shall be equal to the quotient determined by dividing (x) the exercise price per share of Aviza Common Stock at which such Aviza Option was exercisable immediately prior to the Effective Time by (y) the Aviza Exchange Ratio, rounded up to the nearest whole cent. The conversion of any Aviza Options which are incentive stock options within the meaning of Section 422 of the Code, into options to purchase New Athletics Common Stock is intended to be made so as not to constitute a “modification” of such Aviza Options within the meaning of Section 424 of the Code. Continuous employment with Aviza or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Aviza Options after the Effective Time.

Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Aviza Stock, if any, issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Aviza Merger and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL (a “Dissenting Stockholder”) shall not be converted into the right to receive shares of New Athletics Common Stock as provided in Section 2.1 hereof at or after the Effective Time, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal under the DGCL. A Dissenting Stockholder may receive payment of the fair value of the shares of Aviza Stock issued and outstanding immediately prior to the Effective Time and held by such Dissenting Stockholder (“Dissenting Shares”) in accordance with the provisions of the DGCL, provided that such Dissenting Stockholder complies with Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and shall represent only the right to receive the fair value thereof in accordance with the DGCL. If, after the Effective Time, any Dissenting Stockholder fails to perfect or effectively withdraws or otherwise loses such Dissenting Stockholder’s right to appraisal, such Dissenting Stockholder’s Dissenting Shares shall thereupon be treated as if they had been converted, as of the Effective Time, into the right to receive shares of New Athletics Common Stock as provided in Section 2.1. Aviza shall give Trikon (i) prompt notice of any demands for appraisal, withdrawals of demands for appraisal and any other instruments served under the DGCL and (b) the opportunity to participate in all negotiations, proceedings or settlements with respect to demands for appraisal under the DGCL. Aviza shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with Trikon’s prior written consent, settle or offer to settle any such demands.

Article 3.

Representations and Warranties of Aviza

Except as set forth in the Disclosure Schedule delivered by Aviza to Trikon prior to the execution of this Agreement (the “Aviza Disclosure Schedule”), which identifies exceptions by specific Section references, Aviza hereby represents and warrants to Trikon as follows:

Section 3.1 Organization and Qualification; Subsidiaries. Aviza is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Each subsidiary of Aviza (each an “Aviza Subsidiary” and, collectively, the “Aviza Subsidiaries”) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of Aviza and each Aviza Subsidiary has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Aviza and each Aviza Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have an Aviza Material Adverse Effect. Section 3.1 of the Aviza Disclosure Schedule sets forth a true and complete list of all of the Aviza Subsidiaries. None of Aviza or any Aviza Subsidiary holds an Equity Interest in any other person other than the Aviza Subsidiaries.

Section 3.2 Certificate of Incorporation and Bylaws; Corporate Books and Records. The copies of Aviza’s Third Amended and Restated Certificate of Incorporation (the “Aviza Certificate”) and Bylaws (the “Aviza Bylaws”) previously delivered to Trikon are complete and correct copies thereof as in effect on the date hereof. Aviza is not in violation of any of the provisions of the Aviza Certificate or the Aviza Bylaws. True and complete copies of all minute books of Aviza have been made available by Aviza to Trikon.

Section 3.3 Capitalization. The authorized capital stock of Aviza consists of Ten Million Twenty Thousand (10,020,000) shares of Aviza Preferred Stock, Ten Million (10,000,000) of which are designated Series A Preferred Stock and Twenty Thousand (20,000) of which are designated Series B Preferred Stock, and Seventeen Million (17,000,000) shares of Aviza Common Stock. As of the date hereof, (A) Five Million Eight Hundred Four Thousand Four Hundred Forty-Six (5,804,446) shares of Aviza Series A Preferred Stock were issued and outstanding, each of which was validly issued and fully paid, nonassessable and free of preemptive rights and convertible into one (1) share of Aviza Common Stock; (B) Twenty Thousand (20,000) shares of Aviza Series B Preferred Stock were issued and outstanding, each of which was validly issued and fully paid, nonassessable and free of preemptive rights; (C) Two Hundred Eighty Thousand One Hundred (280,100) shares of Aviza Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights; (D) no shares of Aviza Stock were held in the treasury of Aviza or by the Aviza Subsidiaries; (E) One Million Nine Hundred Thirty-Three Thousand Five Hundred (1,933,500) shares of Aviza Common Stock were issuable (and such number was reserved for issuance) upon exercise of Aviza Options outstanding as of such date and (F) Three Million Five Hundred Fifty-Five Thousand Six Hundred (3,555,600) shares of Aviza Series A Preferred Stock were issuable (and such number was reserved for issuance) upon exercise of Aviza Warrants outstanding as of such date. Except for (A) Aviza Options to purchase One Million Nine Hundred Thirty-Three Thousand Five Hundred (1,933,500) shares of Aviza Common Stock and (B) Aviza Warrants to purchase Three Million Five Hundred Fifty-Five Thousand Six Hundred (3,555,600) shares of Aviza Series A Preferred Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Aviza or any Aviza Subsidiary is a party or by which Aviza or any Aviza Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of Aviza or any Aviza Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating

Aviza or any Aviza Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Aviza or any Aviza Subsidiary. Since October 31, 2004, Aviza has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 3.3. Aviza has previously provided Trikon with a true and complete list, as of the date hereof, of the prices at which all outstanding Aviza Options and Aviza Warrants may be exercised, the number of Aviza Options and Aviza Warrants outstanding at each such price and the vesting schedule for each Aviza Option. All shares of Aviza Stock subject to issuance pursuant to Aviza Options and Aviza Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of Aviza or any Aviza Subsidiary (A) restricting the transfer of; (B) affecting the voting rights of; (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to; (D) requiring the registration for sale of or (E) granting any preemptive or antidilutive right with respect to, any shares of Aviza Stock or any capital stock of, or other Equity Interests in, Aviza or any Aviza Subsidiary. Each outstanding share of capital stock of each Aviza Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Aviza or another Aviza Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Aviza’s or such other Aviza Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of Aviza or any Aviza Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Aviza Subsidiary or any other person, other than guarantees by Aviza of any indebtedness or other obligations of any wholly owned Aviza Subsidiary.

Section 3.4 Authority.

Section 3.4.1 Aviza has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by Aviza. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by Aviza and the consummation by Aviza of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Aviza and no other corporate proceedings on the part of Aviza and no votes of Aviza’s stockholders are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby other than, with respect to the Aviza Merger, as provided in Section 3.19 hereof. The Aviza Board has approved this Agreement and each Ancillary Agreement to which Aviza is a party, declared advisable the transactions contemplated hereby and thereby and has directed that this Agreement and each Ancillary Agreement and the transactions contemplated hereby and thereby be submitted to Aviza’s stockholders for adoption and approval. This Agreement and each Ancillary Agreement to which Aviza is a party has been duly authorized and validly executed and delivered by Aviza and constitutes a legal, valid and binding obligation of Aviza, enforceable against Aviza in accordance with its respective terms.

Section 3.4.2 Aviza has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby, including the Aviza Merger, without any further action on the part of Aviza’s stockholders or the Aviza Board. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Aviza Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

Section 3.5 No Conflict; Required Filings and Consents.

Section 3.5.1 The execution and delivery of this Agreement and each Ancillary Agreement to which Aviza is party by Aviza does not, and the performance hereof and thereof by Aviza will not, (A) (assuming the Aviza stockholder approval set forth in Section 3.19 hereof is obtained) conflict with or violate any provision of the Aviza Certificate or the Aviza Bylaws or any equivalent organizational documents of any Aviza Subsidiary; (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 hereof have been obtained and all filings and notifications described in Section 3.5.2 hereof have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Aviza or any Aviza Subsidiary or by which any property or asset of Aviza or any Aviza Subsidiary is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Aviza or any Aviza Subsidiary pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, Aviza Permit or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Aviza Merger; (2) otherwise prevent or materially delay performance by Aviza of any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (3) have an Aviza Material Adverse Effect.

Section 3.5.2 The execution and delivery of this Agreement and each Ancillary Agreement to which Aviza is a party by Aviza does not, and the performance hereof and thereof by Aviza will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the HSR Act, foreign or supranational antitrust and competition laws and the filing and recordation of the Certificates of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay consummation of the Aviza Merger; (y) otherwise prevent or materially delay performance by Aviza of any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (z) have an Aviza Material Adverse Effect.

Section 3.6 Permits; Compliance With Law. Each of Aviza and each Aviza Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Aviza and each Aviza Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof (the “Aviza Permits”), and all such Aviza Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Aviza Permits would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Aviza Merger; (B) otherwise prevent or materially delay performance by Aviza of any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (C) have an Aviza Material Adverse Effect. None of Aviza or any Aviza Subsidiary is in conflict with, or in default or violation of, (x) any Law applicable to Aviza or any Aviza Subsidiary or by which any property or asset of Aviza or any Aviza Subsidiary is bound or affected or (y) any Aviza Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Aviza Merger; (B) otherwise prevent or materially delay performance by Aviza of any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (C) have an Aviza Material Adverse Effect.

Section 3.7 Financial Statements.

Section 3.7.1 Section 3.7.1 of the Aviza Disclosure Schedule sets forth the audited consolidated balance sheets of Aviza and the consolidated Aviza Subsidiaries (or their predecessors) as of September 24, 2004 (the “Aviza Balance Sheet”), October 9, 2003 and December 31, 2002 and the related audited consolidated statements of operations and cash flows of Aviza and the consolidated Aviza Subsidiaries (or their predecessors) for the periods then ended (collectively, the “Aviza Financial Statements”). The Aviza Financial Statements were prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial position, results of operations and cash flows of Aviza and the consolidated Aviza Subsidiaries as of the respective dates thereof and for the respective periods indicated therein. The books and records of Aviza and each Aviza Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements.

Section 3.7.2 Except as and to the extent set forth on the Aviza Balance Sheet, including the notes thereto, none of Aviza or any consolidated Aviza Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since September 24, 2004 that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Aviza Merger; (B) otherwise prevent or materially delay performance by Aviza of any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (C) have an Aviza Material Adverse Effect.

Section 3.7.3 Each of Aviza and the Aviza Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.8 Disclosure Documents. The Registration Statement, the Proxy Statement and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective; (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Trikon; (C) the time of the Trikon Stockholders’ Meeting and (D) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.8 shall only apply to statements or omissions included in the Registration Statement, the Proxy Statement or any Other Filings based upon information furnished in writing by Aviza to New Athletics or Trikon specifically for use therein.

Section 3.9 Absence of Certain Changes or Events. Since September 24, 2004, except as specifically contemplated by this Agreement, Aviza and each Aviza Subsidiary has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Aviza Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have an Aviza Material Adverse Effect; (B) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement to which it is a party by Aviza or (C) any action taken by Aviza or any Aviza Subsidiary during the period from September 25, 2004, through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 hereof.

Section 3.10 Employee Benefit Plans.

Section 3.10.1 Section 3.10.1 of Aviza Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other plan, policy, program, practice or agreement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of Aviza or any Aviza ERISA Affiliate (including where those people are domiciled outside the United States), which are now, or were within the past three (3) years, maintained, sponsored or contributed to by Aviza or any Aviza ERISA Affiliate, or under which Aviza or any Aviza ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs or practices (each an “Aviza Benefit Plan”). Neither Aviza nor, to the knowledge of Aviza, or any other person has any express or implied commitment, whether legally enforceable or not, to materially modify, change or terminate any Aviza Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

With respect to each Aviza Benefit Plan, Aviza has delivered to Trikon true, correct and complete copies of (A) each Aviza Benefit Plan (or, if not written, a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto; (B) all summaries and summary plan descriptions, including any summary of material modifications; (C) the three (3) most recent annual reports (Form 5500 series) filed with the IRS (or foreign equivalent) with respect to such Aviza Benefit Plan; (D) the three (3) most recent actuarial reports or other financial statements relating to such Aviza Benefit Plan; (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Aviza Benefit Plan and any pending request for such a determination letter; (F) the three (3) most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Aviza Benefit Plan and (G) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

Section 3.10.2 Each Aviza Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of Aviza Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Aviza Balance Sheet. With respect to the Aviza Benefit Plans, no event has occurred and, to the knowledge of Aviza, there exists no condition or set of circumstances in connection with which Aviza could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Aviza Benefit Plans, ERISA, the Code or any other applicable Law.

Section 3.10.3 (A) Each Aviza Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(7) of the Code has either received a favorable determination letter from the IRS as to its qualified status and each trust established in connection with any Aviza Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Aviza’s knowledge no fact or event has occurred that could adversely affect the qualified status of any such Aviza Benefit Plan or the exempt status of any such trust; (B) to Aviza’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Aviza Benefit Plan that could result in liability to Aviza or an Aviza ERISA Affiliate; (C) each Aviza Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than liability for ordinary administrative expenses typically incurred in a termination event); (D) to the knowledge of Aviza, no suit, administrative proceeding, claim, demand, dispute, action or other litigation has been brought, is pending or is threatened or reasonably anticipated, against, in connection with, or with respect to any Aviza Benefit Plan, including any audit, inquiry or proceeding by the IRS or United States Department of Labor or any other Governmental Entity (other than routine benefits claims); (E) no Aviza Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and none of Aviza or any Aviza ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA; (F) no material liability under Title IV of ERISA or any other retirement benefit plan for the benefit of current or former Aviza employees which has as its sponsor or principal company a company that was not Aviza or an Aviza ERISA Affiliate has been incurred by Aviza or any Aviza ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Aviza or any Aviza ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder; (G) none of the assets of Aviza or any Aviza ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code; (H) all Tax, annual reporting and other governmental filings required by ERISA and the Code or other applicable Laws have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants; (I) all contributions and payments to Aviza Benefit Plans in respect of employees based in the United States are deductible under Sections 162 or 404 of the Code; (J) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code and (K) no excise Tax could be imposed upon Aviza under Chapter 43 of the Code.

Section 3.10.4 With respect to each Aviza Benefit Plan required to be set forth in Section 3.10.1 of the Aviza Disclosure Schedule that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code (other than a Multiemployer Plan), (A) no “reportable event” (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred or is expected to occur; (B) there was not an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Aviza Benefit Plan; (C) there is no “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA, but excluding from the definition of “current value” of “assets” accrued but unpaid contributions) and each such plan has been maintained in compliance with the minimum funding standards of ERISA and the Code; (D) Aviza and each Aviza ERISA Affiliate has made when due any “required installments” within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply; (E) none of Aviza or any Aviza ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code; (F) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation (“PBGC”); (G) each such plan is fully funded on a termination basis as of the Effective Time and (H) no filing has been made by Aviza or any Aviza ERISA Affiliate with the PBGC and no proceeding has been commenced by the PBGC to terminate any Aviza Benefit Plan and no condition exists which could constitute grounds for the termination of any such Aviza Benefit Plan by the PBGC.

Section 3.10.5 With respect to each Aviza Benefit Plan that is a Multiemployer Plan, (A) none of Aviza or any Aviza ERISA Affiliate has incurred any withdrawal liability under Section 4201 of ERISA nor does Aviza or any Aviza ERISA Affiliate expect to withdraw in a “complete withdrawal” or “partial withdrawal” within the meaning of Section 4203 and 4205 of ERISA; (B) all contributions required to be made to any such Aviza Benefit Plan have been timely made and (C) to the best knowledge of Aviza, no such Multiemployer Plan has been terminated or has been in or is about to be in reorganization under ERISA so as to result directly or indirectly in any increase in contributions under Section 4243 of ERISA or in liability contingent or otherwise to Aviza or any Aviza ERISA Affiliate. Neither Aviza nor any Aviza ERISA Affiliate has ever maintained, established, sponsored or participated in, or contributed to, any plan described in Section 413(c) of the Code or a “funded welfare plan” within the meaning of Section 418 of the Code. No Aviza Benefit Plan provides health benefits that are not fully insured through an insurance contract.

Section 3.10.6 No amount that could be received (whether in cash, securities, property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement (either alone or upon the occurrence of any additional or subsequent events), by any employee, officer or director of Aviza or any Aviza ERISA Affiliate who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Aviza Benefit Plan, loan, employment, severance, termination or other agreement could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Set forth in Section 3.10.6 of the Aviza Disclosure Schedule is the estimated maximum amount that could be paid to any disqualified individual as a result of the transactions contemplated by this Agreement or any Ancillary Agreement under all employment, severance and termination agreements, other compensation arrangements and Aviza Benefit Plans currently in effect.

Section 3.10.7 Except as required by Law, no Aviza Benefit Plan provides any retiree or post-employment medical or life insurance benefits to any person. No Aviza Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Aviza and each Aviza ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and the regulations (including proposed regulations) thereunder.

Section 3.10.8 With respect to any Aviza Benefit Plan for the benefit of employees, former employees or dependents thereof who perform services outside of the United States (each, an “Aviza Foreign Plan”): (A) if intended to qualify for special Tax treatment, the Aviza Foreign Plans meet all requirements for such treatment; (B) if intended to be funded and/or book-reserved, the Aviza Foreign Plans are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; (C) no material liability exists or reasonably could be imposed upon the assets of Aviza or any Aviza ERISA Affiliate by reason of such Aviza Foreign Plans; (D) no Aviza ERISA Affiliate is or has ever been the sponsor or principal employer to any Aviza Foreign Plan that is a plan, scheme or arrangement for the provision of any pension, superannuation, retirement (including on early retirement) or death benefits (including in the form of a lump sum) except for any such benefits that are sponsored by a Governmental Entity or required by statute (together referred to as “Pension Benefits”); (E) no employee or former employee of Aviza or any Aviza Subsidiary who is domiciled in the U.K., Germany or Holland (or any of their dependents) is entitled to, as a result of the Acquired Rights Directive 2001/23/EC or any national legislation implementing the Acquired Rights Directive 2001/23/EC, to any Pension Benefits that become payable before their normal retirement age as stated in their contract of employment or the benefit scheme itself and (F) the assets of each Aviza Foreign Plan that provided Pension Benefits are sufficient to satisfy its respective liabilities (current and contingent) as of the date of this Agreement or have been properly accrued in the Aviza Financial Statements in accordance with generally accepted accounting principles.

Section 3.10.9 The execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the knowledge of Aviza, cause a violation of Section 402 of the Sarbanes-Oxley Act of 2002.

Section 3.11 Labor and Other Employment Matters.

Section 3.11.1 Each of Aviza and each Aviza Subsidiary is in compliance, in all material respects, with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of Aviza or any Aviza Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Aviza and each Aviza Subsidiary has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. To the knowledge of Aviza, there are no pending, threatened or reasonably anticipated claims or actions against Aviza under any workers’ compensation policy or long-term disability policy. Neither Aviza nor any Aviza Subsidiary has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material liability to Aviza or any Aviza Subsidiary.

Section 3.11.2 Aviza has identified in Section 3.11.2 of the Aviza Disclosure Schedule and has made available to Trikon true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to Aviza or any Aviza Subsidiary; (B) all severance programs and policies of Aviza and each Aviza Subsidiary with or relating to its employees and (C) all plans, programs, agreements and other arrangements of Aviza and each Aviza Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions. None of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of Aviza or any Aviza Subsidiary or affiliate from Aviza or any Aviza Subsidiary or affiliate under any Aviza Benefit Plan or otherwise, other than continuation of health care coverage as required by COBRA or similar state Law; (B) significantly increase any benefits otherwise payable under any Aviza Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in Section 3.11.2 of the Aviza Disclosure Schedule or any agreement incorporating change in control provisions with Aviza has terminated employment or been terminated, nor, to the knowledge of Aviza, has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of Aviza under such agreement. Section 3.11.2 of the Aviza Disclosure Schedule sets forth Aviza’s best estimates of the amounts payable to the executives listed therein, as a result of the transactions contemplated by this Agreement, or any Ancillary

Agreement, either alone or in connection with additional or subsequent events (including any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing), based on compensation data applicable as of the date of the Aviza Disclosure Schedule and the assumptions stated therein.

Section 3.11.3 To the knowledge of Aviza, there are no pending, threatened or reasonably anticipated claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Aviza Benefit Plan, any fiduciaries thereof with respect to their duties to Aviza Benefit Plans or the assets of any of the trusts under any of Aviza Benefit Plans which could reasonably be expected to result in any material liability of Aviza or any Aviza Subsidiary to the PBGC, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

Section 3.11.4 No work stoppage or labor strike against Aviza or any Aviza ERISA Affiliate is, to the knowledge of Aviza, pending or threatened or reasonably anticipated. Aviza does not know of any activities or proceedings of any labor union to organize any employees of Aviza or any Aviza Subsidiary. To the knowledge of Aviza, there are no actions, suits, claims, labor disputes or grievances pending, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of Aviza or any Aviza Subsidiary, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined would, individually or in the aggregate, result in a material liability to Aviza or any Aviza Subsidiary. Neither Aviza nor any Aviza Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Aviza nor any Aviza Subsidiaries are presently, or have been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated with respect to employees. Neither Aviza nor any Aviza Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law which remains unsatisfied.

Section 3.11.5 Labor and Other Employment Matters.

Section 3.11.5.1 Workforce. A true and complete list setting forth the name, length of service and date of birth of all employees of Aviza or an Aviza Subsidiary who are domiciled outside of the United States (“Aviza Non-U.S. Employees”) has been made available by Aviza to Trikon.

Section 3.11.5.2 Terms and Conditions of Engagement. True and complete copies of all documents containing the material terms and conditions of engagement in respect of each Aviza Non-U.S. Employee and the particulars of all employment policies (whether contractual or otherwise) that apply to Aviza Non-U.S. Employees have been made available by Aviza to Trikon. No European Aviza Subsidiary has a legal obligation or ex gratia arrangement to pay pensions, gratuities, superannuation, allowances or any other benefit to any person who is not Aviza Non-U.S. Employee.

Section 3.11.5.3 Transfer of Undertakings. During the twelve (12)-month period prior to the Effective Time, no European Aviza Subsidiary has been party to any relevant transfer as defined in the local legislation of each member state of the European Union implementing the Acquired Rights Directive 2001/23/EC (a “Relevant Transfer”). No Aviza Non-U.S. Employee (or former employee) has transferred to any European Aviza Subsidiary under a Relevant Transfer who at any time prior to the Relevant Transfer: (i) was a member of an occupational pension scheme or (ii) was a member of a scheme providing an interest in or option over shares where that scheme has not been materially replicated by the European Aviza Subsidiary.

Section 3.11.5.4 Employees Representatives and Collective Agreements. No European Aviza Subsidiary has, within the past two (2) years, recognized (or done any act which would reasonably be construed as recognition of) any trade union, whether voluntarily or not. No European Aviza Subsidiary is obligated to consult with any works council, staff association or any other employee labor representative. Each European Aviza Subsidiary has materially complied with all collective, workforce and other agreements and obligations affecting its relations with, or the conditions of service of its employees. Each European Aviza Subsidiary has at all times materially complied with its obligations to inform and/or consult with employee representatives of its employees.

Section 3.12 Tax Treatment. None of Aviza, any Aviza Subsidiary or, to the knowledge of Aviza, any of Aviza’s affiliates has taken or agreed to take any action that would prevent the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code and the regulations promulgated thereunder. To Aviza’s knowledge, there is no agreement, plan or other circumstance that would prevent the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code and the regulations promulgated thereunder.

Section 3.13 Contracts. None of Aviza or any Aviza Subsidiary is a party to or bound by any Contract (A) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Ancillary Agreement or (B) which, as of the date hereof, (1) would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (2) which involves aggregate expenditures in excess of $250,000 (or, in the case of purchase orders and supply contracts, $500,000); (3) which involves annual expenditures in excess of $250,000 and is not cancelable within one year; (4) which contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Aviza, any Aviza Subsidiary or any of Aviza’s current or future affiliates, or which restricts the conduct of any line of business by Aviza, any Aviza Subsidiary or any of Aviza’s current or future affiliates or any geographic area in which Aviza, any Aviza Subsidiary or any of Aviza’s current or future affiliates may conduct business, in each case in any material respect or (5) which would prohibit or materially delay the consummation of the Aviza Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement. Each Contract of the type described in this Section 3.13, whether or not set forth in Section 3.13 of the Aviza Disclosure Schedule, is referred to herein as an “Aviza Material Contract.” Each Aviza Material Contract is valid and binding on Aviza and each Aviza Subsidiary that is a party thereto and, to Aviza’s knowledge, each other party thereto, and in full force and effect, and Aviza and each Aviza Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Aviza Material Contract and, to Aviza’s knowledge, each other party to each Aviza Material Contract has in all material respects performed all obligations required to be performed by it under such Aviza Material Contract. None of Aviza or any Aviza Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Aviza Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound. Section 3.13 of the Aviza Disclosure Schedule provides Aviza’s good faith estimate of the additional costs which will accrue to Aviza under the contracts described in clause (A) of this Section 3.13 as a result of the transactions contemplated by this Agreement or any Ancillary Agreement, and such estimate is, in the aggregate, accurate in all material respects.

Section 3.14 Litigation. Section 3.14 of the Aviza Disclosure Schedule sets forth, as of the date hereof, to the knowledge of Aviza, all suits, claims, actions, proceedings or investigations pending or threatened in writing against Aviza or any Aviza Subsidiary or for which Aviza or any Aviza Subsidiary is obligated to indemnify a third party. To the knowledge of Aviza, there are no suits, claims, actions, proceedings or investigations pending or threatened in writing against Aviza or any Aviza Subsidiary or for which Aviza or any Aviza Subsidiary is obligated to indemnify a third party that (1) has had or would, individually or in the aggregate, reasonably be expected to have an Aviza Material Adverse Effect or (2) challenges the validity or propriety, or seeks to prevent or materially delay consummation of the Aviza Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement. None of Aviza or any Aviza Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which has had or would, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Aviza Merger; (2) otherwise prevent or materially delay performance by Aviza of any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (3) result in an Aviza Material Adverse Effect.

Section 3.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have an Aviza Material Adverse Effect:

Section 3.15.1 No fact, circumstance or condition exists with respect to Aviza or any Aviza Subsidiary or any property currently or formerly owned, operated or leased by Aviza or any Aviza Subsidiary or any property to which Aviza or any Aviza Subsidiary arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in Aviza or any Aviza Subsidiary incurring any costs or liabilities under any Environmental Law.

Section 3.15.2 Aviza and each Aviza Subsidiary (A) is in compliance with all, and is not presently incurring and is not reasonably likely to actually incur any liability with respect to any violation of any, applicable Environmental Laws; (B) holds or has applied for all Environmental Permits necessary to conduct their current operations; (C) is in compliance with their respective Environmental Permits and (D) does not have knowledge of the release of any Hazardous Materials in, on, under or above any real property owned or leased by Aviza or any Aviza Subsidiary.

Section 3.15.3 None of Aviza or any Aviza Subsidiary has received any written notice, demand, letter, claim or request for information alleging that Aviza or any Aviza Subsidiary may be in violation of, or is reasonably likely to incur liability under, any Environmental Law.

Section 3.15.4 None of Aviza or any Aviza Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Aviza, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

Section 3.15.5 None of the real property owned or leased by Aviza or any Aviza Subsidiary is listed or, to the knowledge of Aviza, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

Section 3.16 Intellectual Property.

Section 3.16.1 General. Section 3.16.1 of the Aviza Disclosure Schedule lists all of the Intellectual Property Rights owned by Aviza that Aviza has registered or has applied for registration with any Governmental Entity (including the United States Patent and Trademark Office). In the three (3)-year period immediately preceding the date of this Agreement, Aviza has not transferred ownership of any Intellectual Property Rights that were subject to a registration or application with any Governmental Entity. To the knowledge of Aviza, Aviza owns or has the valid and enforceable right to use, whether through ownership, licensing or otherwise, all Intellectual Property material to the businesses of Aviza and each Aviza Subsidiary as such businesses are conducted on the date hereof. No written claim of invalidity or conflicting ownership rights with respect to any material Intellectual Property owned or used by Aviza (“Aviza Material Intellectual Property,” and the Intellectual Property Rights therein, the “Aviza Material Intellectual Property Rights”) has been made by a third party against Aviza or any Aviza Subsidiary and no such Aviza Material Intellectual Property is, to the knowledge of Aviza, the subject of any pending or threatened action, suit, claim, investigation, arbitration or other proceeding. No person has given written notice to Aviza or any Aviza Subsidiary that the use of any Aviza Material Intellectual Property by Aviza or any Aviza Subsidiary or any of their licensees (under license from Aviza or any Aviza Subsidiary) is infringing, misappropriating or otherwise violating any third-party Intellectual Property Rights. To Aviza’s knowledge, Aviza’s making, using, selling, manufacturing, marketing, licensing, reproduction, distribution or publishing of its process, machine, manufacture or product has not involved and does not involve any infringement, misappropriation or violation of any Intellectual Property Rights of any third party. To Aviza’s knowledge, there exists no prior act or current conduct or use by Aviza, any Aviza Subsidiary or any third party that has materially affected, voided or invalidated any Aviza Material Intellectual Property. The execution, delivery and performance by Aviza of this Agreement and each Ancillary Agreement to which Aviza is a party and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement to which Aviza is a party concerning any Aviza Material Intellectual Property, and will not as a result of any such agreement or instrument to which Aviza is bound cause the impairment or invalidity of any Aviza Material Intellectual Property.

Section 3.16.2 Outbound and Inbound Licenses. Other than non-exclusive licenses granted in the ordinary course of business, Section 3.16.2 of the Aviza Disclosure Schedule accurately identifies each Contract pursuant to which (i) any person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Aviza Material Intellectual Property and (ii) Aviza or any Aviza Subsidiary has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any material third-party Intellectual Property. Following the Closing Date, the Aviza Surviving Corporation will be permitted to exercise all of Aviza’s and the Aviza Subsidiaries’ rights under such Contracts to the same extent Aviza and the Aviza Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred. Aviza is not bound by, and no Aviza Material Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Aviza or any Aviza Subsidiary to use, exploit, assert or enforce any Aviza Material Intellectual Property anywhere in the world.

Section 3.16.3 Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) Aviza’s granting to any third party, forfeiting or terminating any right to or with respect to any Aviza Material Intellectual Property; (ii) Aviza’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business or (iii) Aviza’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Aviza prior to the Closing.

Section 3.16.4 Aviza Material Intellectual Property. Aviza exclusively owns, or has the license to use, all right, title, and interest to and in Aviza Material Intellectual Property free and clear of any encumbrances (other than non-exclusive licenses granted in the ordinary course of business). Aviza and its Subsidiaries have taken reasonable steps to protect their right, title and interest in all Aviza Material Intellectual Property in the ordinary course of business. Without limiting the generality of the foregoing: (i) Aviza and the Aviza Subsidiaries have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all material proprietary information that Aviza or any Aviza Subsidiary holds, or purports to hold, as a trade secret; (ii) all documents and instruments necessary to perfect and maintain the rights of Aviza or any Aviza Subsidiary in Aviza Material Intellectual Property Rights have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Entity except where Aviza has made a reasonable business judgment not to maintain or perfect such Aviza Material Intellectual Property Rights through registration with a Governmental Entity; (iii) no funding, facilities, or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Aviza Material Intellectual Property and (iv) Aviza or any Aviza Subsidiary is not and never was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Aviza or any Aviza Subsidiary to grant or offer to any other person any license or right to any Aviza Material Intellectual Property Rights. To Aviza’s knowledge, no person has infringed, misappropriated, or otherwise violated, and no person is (or is suspected to be) currently infringing, misappropriating or otherwise violating any Aviza Material Intellectual Property Rights.

Section 3.16.5 Employees and Contractors. Each person who is or was an employee or contractor of Aviza or any Aviza Subsidiary and who is or was involved in the creation or development of any Aviza Material Intellectual Property has signed a valid, enforceable agreement containing an assignment of Intellectual Property to Aviza and appropriate confidentiality provisions, except to the extent such an agreement is not permitted by relevant Law. To Aviza’s knowledge, no current employee of Aviza or any Aviza Subsidiary is (and no former employee of Aviza or any Aviza Subsidiary was, during the term of his or her employment with Aviza or any Aviza Subsidiary) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Aviza or any Aviza Subsidiary or (B) in breach of any Contract with any former employer or other person concerning Intellectual Property rights or confidentiality.

Section 3.16.6 Bugs. To Aviza’s knowledge, none of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by Aviza or any Aviza Subsidiary contains any bug, defect (including any material deviation from such software’s written specifications) or error that materially and adversely affects the use, functionality or performance of such software or any product or system containing or used in conjunction with such software.

Section 3.17 Taxes.

Section 3.17.1 Aviza and each Aviza Subsidiary has timely filed all Tax Returns with the appropriate taxing authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. All Taxes due and payable by any of Aviza and the Aviza Subsidiaries (whether or not shown due on such filed Tax Returns) have been paid, and the unpaid Taxes of Aviza and the Aviza Subsidiaries did not, as of the dates of the most recent Aviza Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such Aviza Financial Statements, and none of Aviza or any Aviza Subsidiary has incurred any liability for Taxes since the date of the most recent Aviza Financial Statements other than in the ordinary course of business, in each case subject to such exceptions as would not be reasonably expected to be material.

Section 3.17.2 Except as would not be reasonably expected to be material: (A) no deficiencies for Taxes with respect to any of Aviza and the Aviza Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity; (B) to the knowledge of Aviza, there are no pending or threatened audits, assessments, investigations or other actions for or relating to any liability in respect of Taxes of any of Aviza and the Aviza Subsidiaries; (C) there are no matters under discussion with any Governmental Entity, or known to Aviza or any Aviza Subsidiary with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to any of Aviza and the Aviza Subsidiaries and (D) no claim has ever been made by an authority in a jurisdiction where any of Aviza or Aviza Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither Aviza nor any of the Aviza Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

Section 3.17.3 There are no Tax liens upon any asset of Aviza or any Aviza Subsidiary except liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, if required in accordance with GAAP, have been provided in Aviza’s most recent Aviza Financial Statements, subject to such exceptions as would not be reasonably expected to be material.

Section 3.17.4 Aviza and each Aviza Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

Section 3.17.5 None of Aviza or any Aviza Subsidiary is liable for the Taxes of any person (other than Aviza or the Aviza Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group Tax relief within a jurisdiction), as a transferee or successor, by contract or otherwise which could reasonably be expected to be material. None of Aviza or any Aviza Subsidiary has ever been a member of any affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Aviza).

Section 3.17.6 Aviza has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

Section 3.17.7 None of Aviza or any Aviza Subsidiary is a party to any contract, plan or arrangement, under which it is obligated to make or to provide, or could be become obligated to make or to provide, a payment or benefit that would be nondeductible under Section 280G of the Code.

Section 3.17.8 None of Aviza or any Aviza Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement.

Section 3.17.9 Neither Aviza nor any Aviza Subsidiary has been a party to any distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

Section 3.17.10 Neither Aviza nor any Aviza Subsidiary (A) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes; (B) owns a single member limited liability company which is treated as a disregarded entity; (C) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law; (D) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law) or (E) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

Section 3.17.11 Neither Aviza nor any Aviza Subsidiary has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a Tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

Section 3.17.12 Neither Aviza nor any Aviza Subsidiary has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

Section 3.17.13 Neither Aviza nor any Aviza Subsidiary has agreed or is required to make any adjustment under Section 481(a) of the Code as a result of any change in method of accounting.

Section 3.18 Insurance. Aviza maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Aviza (taking into account the cost and availability of such insurance). Section 3.18 of the Aviza Disclosure Schedule sets forth a list of all of Aviza’s insurance policies.

Section 3.19 Vote Required. The affirmative vote of each of (A) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Aviza Series A Preferred Stock and (B) the holders of a majority in voting power of the outstanding shares of Aviza Series A Preferred Stock and Aviza Common Stock, voting together as a single class on an as-converted basis, are the only votes of the holders of Aviza Stock or other Equity Interests of Aviza necessary to adopt this Agreement and approve the Aviza Merger.

Section 3.20 Brokers. Except as set forth on Section 3.20 of the Aviza Disclosure Schedule, no broker, finder or investment banker (other than the Aviza Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Aviza Merger based upon arrangements made by or on behalf of Aviza or any Aviza Subsidiary. Aviza has heretofore made available to Trikon a true and complete copy of all agreements between Aviza and the Aviza Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Aviza Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

Section 3.21 Real Property.

Section 3.21.1 Section 3.21.1 of the Aviza Disclosure Schedule sets forth a complete and accurate list of all real property currently or previously owned by Aviza or any Aviza Subsidiary (collectively, the “Aviza Owned Real Property”). Except as set forth on Section 3.21.1 of the Aviza Disclosure Schedule, neither Aviza nor any Aviza Subsidiary owns or has ever owned any real property. Aviza or an Aviza Subsidiary owns all of the Aviza Owned Real Property free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 3.21.2 Section 3.21.2 of the Aviza Disclosure Schedule sets forth a complete and accurate list of all leases, licenses and other agreements to which Aviza or any Aviza Subsidiary is a party pertaining to the use or occupancy of any real property by Aviza or any Aviza Subsidiary (collectively, the “Aviza Leases,” the subject premises thereof, the “Aviza Leased Real Property” and, together with the Aviza Owned Property, the “Aviza Real Property”). Aviza has provided Trikon with a true and complete copy of each Aviza Lease. Each of Aviza and the Aviza Subsidiaries has complied in all material respects with the material terms of the Aviza Leases to which it is a party and under which it is currently in occupancy and enjoys peaceful and undisturbed possession of such Aviza Leased Real Property under the Aviza Leases. Neither Aviza nor any Aviza Subsidiary has transferred, mortgaged or assigned any interest in any Aviza Lease, nor has Aviza or any Aviza Subsidiary subleased or otherwise granted rights of use or occupancy of any Aviza Leased Real Property to any other person. Each Aviza Lease is in full force and effect and no material breach by Aviza or any Aviza Subsidiary exists under any Aviza Lease.

Section 3.21.3 Each of the plants, buildings, structures and facilities located on the Aviza Owned Real Property is in reasonably good repair and operating condition in all material respects, ordinary wear and tear excepted. To the knowledge of Aviza, there are no pending or threatened activities of any Governmental Entity either planned, in process or completed which would reasonably be expected to give rise to any material special assessment against any Aviza Owned Real Property.

Article 4.

Representations and Warranties of Trikon

Except as set forth in the Disclosure Schedule delivered by Trikon to Aviza prior to the execution of this Agreement (the “Trikon Disclosure Schedule”), which identifies exceptions by specific Section references, Trikon hereby represents and warrants to Aviza as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Trikon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each subsidiary of Trikon (each a “Trikon Subsidiary” and, collectively, the “Trikon Subsidiaries”) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of Trikon and each Trikon Subsidiary has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Trikon and each Trikon Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Trikon Material Adverse Effect. Section 4.1 of the Trikon Disclosure Schedule sets forth a true and complete list of all of the Trikon Subsidiaries. None of Trikon or any Trikon Subsidiary holds an Equity Interest in any other person other than the Trikon Subsidiaries.

Section 4.2 Certificate of Incorporation and Bylaws; Corporate Books and Records. The copies of Trikon’s Certificate of Incorporation (the “Trikon Certificate”) and Bylaws (the “Trikon Bylaws”) that are listed as exhibits to Trikon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the “Trikon Form 10-K”) are complete and correct copies thereof as in effect on the date hereof. Trikon is not in violation of any of the provisions of the Trikon Certificate or the Trikon Bylaws. True and complete copies of all minute books of Trikon and each Trikon Subsidiary have been made available by Trikon to Aviza.

Section 4.3 Capitalization. The authorized capital stock of Trikon consists of Twenty Million (20,000,000) shares of preferred stock, par value $0.001 per share, of Trikon (the “Trikon Preferred Stock” and, together with the Trikon Common Stock, the “Trikon Stock”) and Fifty Million (50,000,000) shares of Trikon Common Stock. As of the date hereof, (A) no shares of Trikon Preferred Stock were issued and outstanding; (B) Fifteen Million Seven Hundred Fifty-Four Thousand Nine Hundred Eighty-Five (15,754,985) shares of Trikon Common Stock were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights; (C) no shares of Trikon Preferred Stock or Trikon Common Stock were held in the treasury of Trikon or by the Trikon Subsidiaries; (D) One Million Five Hundred Forty-Nine Thousand Two Hundred Sixty-Three (1,549,263) shares of Trikon Common Stock were issuable (and such number was reserved for issuance) upon exercise of Trikon Options outstanding as of such date and (E) Four Hundred Ninety-Five Thousand Ninety-Three (495,093) shares of Trikon Common Stock were issuable (and such number was reserved for issuance) upon exercise of Trikon Warrants outstanding as of such date. Except for (A) Trikon Options to purchase One Million Five Hundred Forty-Nine Thousand Two Hundred Sixty-Three (1,549,263) shares of Trikon Common Stock and (B) Trikon Warrants to purchase Four Hundred Ninety-Five Thousand Ninety-Three (495,093) shares of Trikon Common Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Trikon or any Trikon Subsidiary is a party or by which Trikon or any Trikon Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of Trikon or any Trikon Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Trikon or any Trikon Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Trikon or any Trikon Subsidiary. Since October 31, 2004, Trikon has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 4.3. Trikon has previously provided Aviza with a true and complete list, as of the date hereof, of the prices at which all outstanding Trikon Options and Trikon Warrants may be exercised, the number of Trikon Options and Trikon Warrants outstanding at each such price and the vesting schedule for each Trikon Option. All shares of Trikon Stock subject to issuance pursuant to Trikon Options and Trikon Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of Trikon or any Trikon Subsidiary (A) restricting the transfer of; (B) affecting the voting rights of; (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to; (D) requiring the registration for sale of or (E) granting any preemptive or antidilutive right with respect to, any shares of Trikon Common Stock or any capital stock of, or other Equity Interests in, Trikon or any Trikon Subsidiary. Each outstanding share of capital stock of each Trikon Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Trikon or another Trikon Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Trikon’s or such other Trikon Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of Trikon or any Trikon Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Trikon Subsidiary or any other person, other than guarantees by Trikon of any indebtedness or other obligations of any wholly owned Trikon Subsidiary.

Section 4.4 Authority.

Section 4.4.1 Trikon has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by it. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by Trikon and the consummation by Trikon of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Trikon and no other corporate proceedings on the part of Trikon and no votes of Trikon’s stockholders are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby, other than, with respect to the Trikon Merger and the approval and adoption of the New Athletics Certificate, as provided in Section 4.20 hereof. The Trikon Board has approved this Agreement and each Ancillary Agreement to which Trikon is a party, declared advisable the transactions contemplated hereby and thereby and has directed that this Agreement and each Ancillary Agreement to which Trikon is a Party and the transactions contemplated hereby and thereby be submitted to Trikon’s stockholders for adoption and approval at a meeting of such stockholders. This Agreement and each Ancillary Agreement to which Trikon is a party has been duly authorized and validly executed and delivered by Trikon and constitutes a legal, valid and binding obligation of Trikon, enforceable against Trikon in accordance with its respective terms.

Section 4.4.2 Trikon has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or any Ancillary Agreement to which Trikon is a party and the transactions contemplated hereby and thereby, including the Trikon Merger, without any further action on the part of Trikon’s stockholders or the Trikon Board. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Trikon Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

Section 4.5 No Conflict; Required Filings and Consents.

Section 4.5.1 The execution and delivery of this Agreement and each Ancillary Agreement to Trikon is a party by Trikon does not, and the performance hereof and thereof by Trikon will not, (A) (assuming the Trikon stockholder approval set forth in Section 4.20 hereof is obtained) conflict with or violate any provision of the Trikon Certificate or the

Trikon Bylaws or any equivalent organizational documents of any Trikon Subsidiary; (B) assuming that all consents, approvals, authorizations and permits described in Section 4.5.2 hereof have been obtained and all filings and notifications described in Section 4.5.2 hereof have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Trikon or any Trikon Subsidiary or by which any property or asset of Trikon or any Trikon Subsidiary is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Trikon or any Trikon Subsidiary pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, Trikon Permit or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Trikon Merger; (2) otherwise prevent or materially delay performance by Trikon of any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (3) have a Trikon Material Adverse Effect.

Section 4.5.2 The execution and delivery of this Agreement and each Ancillary Agreement to which Trikon is a party by Trikon does not, and the performance hereof and thereof by Trikon will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the rules and regulations of NASDAQ, the HSR Act, foreign or supranational antitrust and competition laws and the filing and recordation of the Certificates of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay consummation of the Trikon Merger; (y) otherwise prevent or materially delay performance by Trikon of any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (z) have a Trikon Material Adverse Effect.

Section 4.6 Permits; Compliance With Law. Each of Trikon and each Trikon Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Trikon and each Trikon Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Trikon SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (collectively, the “Trikon Permits”), and all such Trikon Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Trikon Permits would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Trikon Merger; (B) otherwise prevent or materially delay performance by Trikon of any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (C) have a Trikon Material Adverse Effect. None of Trikon or any Trikon Subsidiary is in conflict with, or in default or violation of, (x) any Law applicable to Trikon or any Trikon Subsidiary or by which any property or asset of Trikon or any Trikon Subsidiary is bound or affected or (y) any Trikon Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Trikon Merger; (B) otherwise prevent or materially delay performance by Trikon of any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (C) have a Trikon Material Adverse Effect.

Section 4.7 SEC Filings; Financial Statements.

Section 4.7.1 Trikon has timely filed or furnished all registration statements, prospectuses, definitive proxy statements, schedules and reports required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2003 (collectively, the “Trikon SEC Filings”). Each Trikon SEC Filing as of its applicable filing date, or on such date as it was amended and supplemented prior to the date of this Agreement, if applicable, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be. As of the date of this Agreement, no Trikon Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

Section 4.7.2 Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Trikon SEC Filings (the “Trikon Financial Statements”), as of their respective dates (or if amended or supplemented in a Trikon SEC Filing filed prior to the date of this Agreement, as of the date amended or supplemented) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial position, results of operations and cash flows of Trikon and the consolidated Trikon Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject to, in the case of unaudited financial statements, (A) normal year-end adjustments which will not be material and (B) the absence of footnotes that would appear in audited financial statements). The books and records of Trikon and each Trikon Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements.

Section 4.7.3 Except as and to the extent set forth on the consolidated balance sheet of Trikon and the consolidated Trikon Subsidiaries as of September 30, 2004 included in Trikon’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 (the “Trikon Form 10-Q”), including the notes thereto, none of Trikon or any consolidated Trikon Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since September 30, 2004 that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Trikon Merger; (B) otherwise prevent or materially delay performance by Trikon of any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (C) have a Trikon Material Adverse Effect.

Section 4.7.4 Trikon has previously provided to Aviza a complete and correct copy of any material amendment or modification which has not yet been filed with the SEC as of the date hereof to any material agreement, document or other instrument which previously had been filed by Trikon with the SEC as an exhibit to a registration statement, prospectus, proxy, statement, schedule or report filed pursuant to the Securities Act or the Exchange Act.

Section 4.7.5 Each of Trikon and the Trikon Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Trikon maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are effective in ensuring that information required to be disclosed by Trikon in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Trikon in the reports that it files or submits under the Exchange Act is accumulated and communicated to Trikon’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate to allow timely decisions regarding required disclosure.

Section 4.8 Disclosure Documents. The Registration Statement, the Proxy Statement and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective; (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Trikon; (C) the time of the Trikon Stockholders’ Meeting and (D) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.8 shall only apply to statements or omissions included in the Registration Statement, the Proxy Statement or any Other Filings based upon information furnished in writing by Trikon to New Athletics or Aviza specifically for use therein.

Section 4.9 Absence of Certain Changes or Events. Since September 30, 2004, except as specifically contemplated by this Agreement, Trikon and each Trikon Subsidiary has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Trikon Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Trikon Material Adverse Effect; (B) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement to which it is a party by Trikon or (C) any action taken by Trikon or any Trikon Subsidiary during the period from October 1, 2004 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2 hereof.

Section 4.10 Employee Benefit Plans.

Section 4.10.1 Section 4.10.1 of the Trikon Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other plan, policy, program, practice or agreement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of Trikon or any Trikon ERISA Affiliate (including where those people are domiciled outside the United States), which are now, or were within the past three (3) years, maintained, sponsored or contributed to by Trikon or any Trikon ERISA Affiliate, or under which Trikon or any Trikon ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each, a “Trikon Benefit Plan”). Neither Trikon nor, to the knowledge of Trikon, any other person has any express or implied commitment, whether legally enforceable or not, to materially modify, change or terminate any Trikon Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

With respect to each Trikon Benefit Plan, Trikon has delivered to Aviza true, correct and complete copies of (A) each Trikon Benefit Plan (or, if not written, a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto; (B) all summaries and summary plan descriptions, including any summary of material modifications; (C) the three (3) most recent annual reports (Form 5500 series) filed with the IRS (or foreign equivalent) with respect to such Trikon Benefit Plan; (D) the three (3) most recent actuarial reports or other financial statements relating to such Trikon Benefit Plan; (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Trikon Benefit Plan and any pending request for such a determination letter; (F) the three (3) most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Trikon Benefit Plan and (G) all filings made with any Governmental Entity, including, but not limited to, any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

Section 4.10.2 Each Trikon Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Trikon Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Trikon SEC Filings prior to the date of this Agreement. With respect to the Trikon Benefit Plans, no event has occurred and, to the knowledge of Trikon, there exists no condition or set of circumstances in connection with which Trikon could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Trikon Benefit Plans, ERISA, the Code or any other applicable Law.

Section 4.10.3 (A) Each Trikon Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(7) of the Code has

either received a favorable determination letter from the IRS as to its qualified status and each trust established in connection with any Trikon Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Trikon’s knowledge no fact or event has occurred that could adversely affect the qualified status of any such Trikon Benefit Plan or the exempt status of any such trust; (B) to Trikon’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Trikon Benefit Plan that could result in liability to Trikon or a Trikon ERISA Affiliate; (C) each Trikon Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than liability for ordinary administrative expenses typically incurred in a termination event); (D) no suit, administrative proceeding, claim, demand, dispute, action or other litigation has been brought, or to the knowledge of Trikon is threatened or reasonably anticipated, against, in connection with, or with respect to any Trikon Benefit Plan, including any audit, inquiry or proceeding by the IRS or United States Department of Labor or any other Governmental Entity (other than routine benefits claims); (E) no Trikon Benefit Plan is a Multiemployer Plan or other pension plan subject to Title IV of ERISA and none of Trikon or any Trikon ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA; (F) no material liability under Title IV of ERISA or any other retirement benefit plan for the benefit of current or former Trikon employees which has as its sponsor or principal company a company that was not Trikon or a Trikon ERISA Affiliate has been incurred by Trikon or any Trikon ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Trikon or any Trikon ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder; (G) none of the assets of Trikon or any Trikon ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code; (H) all Tax, annual reporting and other governmental filings required by ERISA and the Code or other applicable Laws have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants; (I) all contributions and payments to Trikon Benefit Plans in respect of employees based in the United States are deductible under Sections 162 or 404 of the Code; (J) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code and (K) no excise Tax could be imposed upon Trikon under Chapter 43 of the Code.

Section 4.10.4 With respect to each Trikon Benefit Plan required to be set forth in Section 4.10.1 of the Trikon Disclosure Schedule that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code (other than a Multiemployer Plan), (A) no “reportable event” (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred or is expected to occur; (B) there was not an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Trikon Benefit Plan; (C) there is no “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA, but excluding from the definition of “current value” of “assets” accrued but unpaid contributions) and each such plan has been maintained in compliance with the minimum funding standards of ERISA and the Code; (D) Trikon and each Trikon ERISA Affiliate has made when due any “required installments” within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply; (E) none of

Trikon or any Trikon ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code; (F) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the PBGC; (G) each such plan is fully funded on a termination basis as of the Effective Time and (H) no filing has been made by Trikon or any Trikon ERISA Affiliate with the PBGC and no proceeding has been commenced by the PBGC to terminate any Trikon Benefit Plan and no condition exists which could constitute grounds for the termination of any such Trikon Benefit Plan by the PBGC.

Section 4.10.5 With respect to each Trikon Benefit Plan that is a Multiemployer Plan, (A) none of Trikon or any Trikon ERISA Affiliate has incurred any withdrawal liability under Section 4201 of ERISA nor does Trikon or any Trikon ERISA Affiliate expect to withdraw in a “complete withdrawal” or “partial withdrawal” within the meaning of Section 4203 and 4205 of ERISA; (B) all contributions required to be made to any such Trikon Benefit Plan have been timely made and (C) to the best knowledge of Trikon, no such Multiemployer Plan has been terminated or has been in or is about to be in reorganization under ERISA so as to result directly or indirectly in any increase in contributions under Section 4243 of ERISA or in liability contingent or otherwise to Trikon or any Trikon ERISA Affiliate. Neither Trikon nor any Trikon ERISA Affiliate has ever maintained, established, sponsored or participated in, or contributed to, any plan described in Section 413(c) of the Code or a “funded welfare plan” within the meaning of Section 418 of the Code. No Trikon Benefit Plan provides health benefits that are not fully insured through an insurance contract.

Section 4.10.6 No amount that could be received (whether in cash, securities or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement (either alone or upon the occurrence of any additional or subsequent events), by any employee, officer or director of Trikon or any Trikon ERISA Affiliate who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Trikon Benefit Plan, loan, employment, severance, termination or other agreement could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Set forth in Section 4.10.6 of the Trikon Disclosure Schedule is the estimated maximum amount that could be paid to any disqualified individual as a result of the transactions contemplated by this Agreement or any Ancillary Agreement under all employment, severance and termination agreements, other compensation arrangements and Trikon Benefit Plans currently in effect.

Section 4.10.7 Except as required by Law, no Trikon Benefit Plan provides any retiree or post-employment medical or life insurance benefits to any person. No Trikon Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Trikon and each Trikon ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of HIPAA and the regulations (including the proposed regulations) thereunder.

Section 4.10.8 With respect to any Trikon Benefit Plan for the benefit of employees, former employees or dependents thereof who perform services outside of the United States (each, a “Trikon Foreign Plan”): (A) if intended to qualify for special Tax treatment, the

Trikon Foreign Plans meet all requirements for such treatment; (B) if intended to be funded and/or book-reserved, the Trikon Foreign Plans are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; (C) no material liability exists or reasonably could be imposed upon the assets of Trikon or any Trikon ERISA Affiliate by reason of such Trikon Foreign Plans; (D) no Trikon ERISA Affiliate is or has ever been the sponsor or principal employer to any Trikon Foreign Plan that is a plan, scheme or arrangement for the provision of any Pension Benefits; (E) no employee or former employee of Trikon or any Trikon Subsidiary who is domiciled in the U.K., Germany or Holland (or any of their dependents) is entitled to, as a result of the Acquired Rights Directive 2001/23/EC or any national legislation implementing the Acquired Rights Directive 2001/23/EC, to any Pension Benefits that become payable before their normal retirement age as stated in their contract of employment or the benefit scheme itself and (F) the assets of each Trikon Foreign Plan that provided Pension Benefits are sufficient to satisfy its respective liabilities (current and contingent) as of the date of this Agreement or have been properly accrued in the Trikon Financial Statements in accordance with generally accepted accounting principles.

Section 4.10.9 The execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the knowledge of Trikon, cause a violation of Section 402 of the Sarbanes-Oxley Act of 2002.

Section 4.11 Labor and Other Employment Matters.

Section 4.11.1 Each of Trikon and each Trikon Subsidiary is in compliance, in all material respects, with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of Trikon or any Trikon Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Trikon and each Trikon Subsidiary has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. To the knowledge of Trikon, there are no pending or threatened or reasonably anticipated claims or actions against Trikon under any workers’ compensation policy or long-term disability policy. Neither Trikon nor any Trikon Subsidiary has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material liability to Trikon or any Trikon Subsidiary.

Section 4.11.2 Trikon has identified in Section 4.11.2 of the Trikon Disclosure Schedule and has delivered to Aviza true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to Trikon or any Trikon Subsidiary; (B) all severance programs and policies of Trikon and each Trikon Subsidiary with or relating to its employees and (C) all plans, programs, agreements and other arrangements of Trikon and each Trikon Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions. None of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of Trikon or any Trikon Subsidiary or affiliate from Trikon or any Trikon Subsidiary or affiliate under any Trikon Benefit Plan or otherwise, other than continuation of health care coverage as required by COBRA or similar state Law; (B) significantly increase any benefits otherwise payable under any Trikon Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in Section 4.11.2 of the Trikon Disclosure Schedule or any agreement incorporating change in control provisions with Trikon has terminated employment or been terminated, nor to the knowledge of Trikon has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of Trikon under such agreement. Section 4.11.2 of the Trikon Disclosure Schedule sets forth Trikon’s best estimates of the amounts payable to the executives listed therein, as a result of the transactions contemplated by this Agreement or any Ancillary Agreement, either alone or in connection with additional or subsequent events (including any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing), based on compensation data applicable as of the date of the Trikon Disclosure Schedule and the assumptions stated therein.

Section 4.11.3 To the knowledge of Trikon, there are no pending, threatened or reasonably anticipated claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Trikon Benefit Plan, any fiduciaries thereof with respect to their duties to the Trikon Benefit Plans or the assets of any of the trusts under any of the Trikon Benefit Plans which could reasonably be expected to result in any material liability of Trikon or any Trikon Subsidiary to the PBGC, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

Section 4.11.4 No work stoppage or labor strike against Trikon or any Trikon ERISA Affiliate is, to the knowledge of Trikon, pending, threatened or reasonably anticipated. Trikon does not know of any activities or proceedings of any labor union to organize any employees of Trikon or any Trikon Subsidiary. To the knowledge of Trikon, there are no actions, suits, claims, labor disputes or grievances pending, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of Trikon or any Trikon Subsidiary, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Trikon or any Trikon Subsidiary. Neither Trikon nor any Trikon Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Trikon nor any of the Trikon Subsidiaries are presently, or have been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated with respect to employees. Neither Trikon nor any of the Trikon Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

Section 4.11.5 Labor and Other Employment Matters.

Section 4.11.5.1 Workforce. A true and complete list setting forth the name, length of service and date of birth of all employees of Trikon or a Trikon Subsidiary who are domiciled outside of the United States (“Trikon Non-U.S. Employees”) has been made available by Trikon to Aviza.

Section 4.11.5.2 Terms and Conditions of Engagement. True and complete copies of all documents containing the material terms and conditions of engagement in respect of each Trikon Non-U.S. Employee and the particulars of all employment policies (whether contractual or otherwise) that apply to Trikon Non-U.S. Employees have been made available by Trikon to Aviza. No European Trikon Subsidiary has a legal obligation or ex gratia arrangement to pay pensions, gratuities, superannuation, allowances or any other benefit to any person who is not Trikon Non-U.S. Employee.

Section 4.11.5.3 Transfer of Undertakings. During the twelve (12)-month period prior to the Effective Time, no European Trikon Subsidiary has been party to any Relevant Transfer. No Trikon Non-U.S. Employee (or former employee) has transferred to any European Trikon Subsidiary under a Relevant Transfer who at any time prior to the Relevant Transfer: (i) was a member of an occupational pension scheme or (ii) was a member of a scheme providing an interest in or option over shares where that scheme has not been materially replicated by the European Trikon Subsidiary.

Section 4.11.5.4 Employees Representatives and Collective Agreements. No European Trikon Subsidiary has, within the past two (2) years, recognized (or done any act which would reasonably be construed as recognition of) any trade union, whether voluntarily or not. No European Trikon Subsidiary is obligated to consult with any works council, staff association or any other employee labor representative. Each European Trikon Subsidiary has materially complied with all collective, workforce and other agreements and obligations affecting its relations with, or the conditions of service of its employees. Each European Trikon Subsidiary has at all times materially complied with its obligations to inform and/or consult with employee representatives of its employees.

Section 4.12 Tax Treatment. None of Trikon, any Trikon Subsidiary or, to the knowledge of Trikon, any of Trikon’s affiliates has taken or agreed to take any action that would prevent the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code and the regulations promulgated thereunder or the Trikon Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To Trikon’s knowledge, there is no agreement, plan or other circumstance that would prevent the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code and the regulations promulgated thereunder or the Trikon Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.13 Contracts. Except as filed as exhibits to the Trikon SEC Filings filed prior to the date of this Agreement, none of Trikon or any Trikon Subsidiary is a party to or bound by any Contract (A) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Ancillary Agreement or (B) which, as of the date hereof, (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (2) which involves aggregate expenditures in excess of $250,000 (or, in the case of purchase orders and supply contracts, $500,000); (3) which involves annual expenditures in excess of $250,000 and is not cancelable within one year; (4) which contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Trikon, any Trikon Subsidiary or any of Trikon’s current or future affiliates, or which restricts the conduct of any line of business by Trikon, any Trikon Subsidiary or any of Trikon’s current or future affiliates or any geographic area in which Trikon, any Trikon Subsidiary or any of Trikon’s current or future affiliates may conduct business, in each case in any material respect or (5) which would prohibit or materially delay the consummation of the Trikon Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement. Each Contract of the type described in this Section 4.13, whether or not set forth in Section 4.13 of the Trikon Disclosure Schedule, is referred to herein as a “Trikon Material Contract.” Each Trikon Material Contract is valid and binding on Trikon and each Trikon Subsidiary that is a party thereto and, to Trikon’s knowledge, each other party thereto, and in full force and effect, and Trikon and each Trikon Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Trikon Material Contract and, to Trikon’s knowledge, each other party to each Trikon Material Contract has in all material respects performed all obligations required to be performed by it under such Trikon Material Contract. None of Trikon or any Trikon Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Trikon Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound. Section 4.13 of the Trikon Disclosure Schedule provides Trikon’s good faith estimate of the additional costs which will accrue to Trikon under the Contracts described in clause (A) of this Section 4.13 as a result of the transactions contemplated by this Agreement or any Ancillary Agreement, and such estimate is, in the aggregate, accurate in all material respects.

Section 4.14 Litigation. Section 4.14 of the Trikon Disclosure Schedule sets forth, as of the date hereof, to the knowledge of Trikon, all suits, claims, actions, proceedings or investigations pending or threatened in writing against Trikon or any Trikon Subsidiary or for which Trikon or any Trikon Subsidiary is obligated to indemnify a third party. To the knowledge of Trikon, there are no suits, claims, actions, proceedings or investigations pending or threatened in writing against Trikon or any Trikon Subsidiary or for which Trikon or any Trikon Subsidiary is obligated to indemnify a third party that (1) has had or would, individually or in the aggregate, reasonably be expected to have a Trikon Material Adverse Effect or (2) challenges the validity or propriety, or seeks to prevent or materially delay consummation of the Trikon Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement. None of Trikon or any Trikon Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which has had or would, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Trikon Merger; (2) otherwise prevent or materially delay performance by Trikon of any of its material obligations under this Agreement or any Ancillary Agreement to which it is a party or (3) have a Trikon Material Adverse Effect.

Section 4.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Trikon Material Adverse Effect:

Section 4.15.1 No fact, circumstance or condition exists with respect to Trikon or any Trikon Subsidiary or any property currently or formerly owned, operated or leased by Trikon or any Trikon Subsidiary or any property to which Trikon or any Trikon Subsidiary arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in Trikon or any Trikon Subsidiary incurring any costs or liabilities under any Environmental Law.

Section 4.15.2 Trikon and each Trikon Subsidiary (A) is in compliance with all, and is not presently incurring and is not reasonably likely to actually incur any liability with respect to any violation of any, applicable Environmental Laws; (B) holds or has applied for all Environmental Permits necessary to conduct their current operations (C) is in compliance with their respective Environmental Permits and (D) does not have knowledge of the release of any Hazardous Materials in, on, under or above any real property owned or leased by Trikon or any Trikon Subsidiary.

Section 4.15.3 None of Trikon or any Trikon Subsidiary has received any written notice, demand, letter, claim or request for information alleging that Trikon or any Trikon Subsidiary may be in violation of, or is reasonably likely to incur liability under, any Environmental Law.

Section 4.15.4 None of Trikon or any Trikon Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Trikon, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

Section 4.15.5 None of the real property owned or leased by Trikon or any Trikon Subsidiary is listed or, to the knowledge of Trikon, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

Section 4.16 Intellectual Property.

Section 4.16.1. General. Section 4.16.1 of the Trikon Disclosure Schedule lists all of the Intellectual Property Rights owned by Trikon that Trikon registered or has applied for with any Governmental Entity (including the United States Patent and Trademark Office). In the three (3)-year period immediately preceding the date of this Agreement, Trikon has not transferred ownership of any Intellectual Property Rights that were subject to a registration or application with any Governmental Entity. To the knowledge of Trikon, Trikon owns or has the valid and enforceable right to use, whether through ownership, licensing or otherwise, all Intellectual Property material to the businesses of Trikon and each Trikon

Subsidiary as such businesses are conducted on the date hereof. No written claim of invalidity or conflicting ownership rights with respect to any material Intellectual Property owned or used by Trikon (“Trikon Material Intellectual Property,” and the Intellectual Property Rights therein the “Trikon Material Intellectual Property Rights”) has been made by a third party against Trikon or any Trikon Subsidiary and no such Trikon Material Intellectual Property is, to the knowledge of Trikon, the subject of any pending or threatened action, suit, claim, investigation, arbitration or other proceeding. No person has given written notice to Trikon or any Trikon Subsidiary that the use of any Trikon Material Intellectual Property by Trikon or any Trikon Subsidiary or any of their licensees (under license from Trikon or any Trikon Subsidiary) is infringing, misappropriating or otherwise violating any third-party Intellectual Property Rights. To Trikon’s knowledge, Trikon’s making, using, selling, manufacturing, marketing, licensing, reproduction, distribution or publishing of its process, machine, manufacture or product has not involved and does not involve any infringement, misappropriation or violation of any third-party Intellectual Property Rights. To Trikon’s knowledge, there exists no prior act or current conduct or use by Trikon, any Trikon Subsidiary or any third party that has materially affected, voided or invalidated any Trikon Material Intellectual Property. The execution, delivery and performance by Trikon of this Agreement and each Ancillary Agreement to which Trikon is a party and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement to which Trikon is a party concerning any Trikon Material Intellectual Property, and will not as a result of any such agreement or instrument to which Trikon is bound cause the impairment or invalidity of any Trikon Material Intellectual Property.

Section 4.16.2 Outbound and Inbound Licenses. Other than non-exclusive licenses granted in the ordinary course of business, Section 4.16.2 of the Trikon Disclosure Schedule accurately identifies each Contract pursuant to which (i) any person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Trikon Material Intellectual Property and (ii) Trikon or any Trikon Subsidiary has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any material third-party Intellectual Property. Following the Closing Date, the Trikon Surviving Corporation will be permitted to exercise all of Trikon’s and the Trikon Subsidiaries’ rights under such Contracts to the same extent Trikon and the Trikon Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred. Trikon is not bound by, and no Trikon Material Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Trikon or any Trikon Subsidiary to use, exploit, assert or enforce any Trikon Material Intellectual Property anywhere in the world.

Section 4.16.3 Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) Trikon’s granting to any third party, forfeiting or terminating any right to or with respect to any Trikon Material Intellectual Property; (ii) Trikon’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business or (iii) Trikon’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Trikon prior to the Closing.

Section 4.16.4 Trikon Material Intellectual Property. Trikon exclusively owns, or has the license to use, all right, title, and interest to and in Trikon Material Intellectual

Property free and clear of any encumbrances (other than non-exclusive licenses granted in the ordinary course of business). Trikon and its Subsidiaries have taken reasonable steps to protect their right, title and interest in all Trikon Material Intellectual Property in the ordinary course of business. Without limiting the generality of the foregoing: (i) Trikon and the Trikon Subsidiaries have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all material proprietary information that Trikon or any Trikon Subsidiary holds, or purports to hold, as a trade secret; (ii) all documents and instruments necessary to perfect and maintain the rights of Trikon or any Trikon Subsidiary in Trikon Material Intellectual Property Rights have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Entity except where Trikon has made a reasonable business judgment not to maintain or perfect such Trikon Material Intellectual Property Rights through registration with a Governmental Entity; (iii) no funding, facilities, or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Trikon Material Intellectual Property and (iv) Trikon or any Trikon Subsidiary is not and never was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Trikon or any Trikon Subsidiary to grant or offer to any other person any license or right to any Trikon Material Intellectual Property Rights. To Trikon’s knowledge, no person has infringed, misappropriated, or otherwise violated, and no person is (or is suspected to be) currently infringing, misappropriating or otherwise violating any Trikon Material Intellectual Property Rights.

Section 4.16.5 Employees and Contractors. Each person who is or was an employee or contractor of Trikon or any Trikon Subsidiary and who is or was involved in the creation or development of any Trikon Material Intellectual Property has signed a valid, enforceable agreement containing an assignment of Intellectual Property to Trikon and appropriate confidentiality provisions, except to the extent such an agreement is not permitted by relevant Law. To Trikon’s knowledge, no current employee of Trikon or any Trikon Subsidiary is (and no former employee of Trikon or any Trikon Subsidiary was, during the term of his or her employment with Trikon or any Trikon Subsidiary) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Trikon or any Trikon Subsidiary or (B) in breach of any Contract with any former employer or other person concerning Intellectual Property rights or confidentiality.

Section 4.16.6 Bugs. To Trikon’s knowledge, none of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by Trikon or any Trikon Subsidiary contains any bug, defect (including any material deviation from such software’s written specifications) or error that materially and adversely affects the use, functionality or performance of such software or any product or system containing or used in conjunction with such software.

Section 4.17 Taxes.

Section 4.17.1 Trikon and each Trikon Subsidiary has timely filed all Tax Returns with the appropriate taxing authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. All Taxes due and payable by any of Trikon and any Trikon Subsidiary (whether or not shown due on such filed Tax Returns) have been paid, the unpaid Taxes of Trikon and the Trikon Subsidiaries did not, as of the dates of the most recent Trikon Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such Trikon Financial Statements, and none of Trikon or any Trikon Subsidiary has incurred any liability for Taxes since the date of the most recent Trikon Financial Statements other than in the ordinary course of business, in each case subject to such exceptions as would not be reasonably expected to be material.

Section 4.17.2 Except as would not be reasonably expected to be material: (A) no deficiencies for Taxes with respect to any of the Trikon and the Trikon Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity; (B) to the knowledge of Trikon, there are no pending or threatened audits, assessments, investigations or other actions for or relating to any liability in respect of Taxes of any of Trikon and the Trikon Subsidiaries; (C) there are no matters under discussion with any Governmental Entity, or known to Trikon with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to any of Trikon and the Trikon Subsidiaries and (D) no claim has ever been made by an authority in a jurisdiction where any of Trikon or any Trikon Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither Trikon nor any of the Trikon Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

Section 4.17.3 There are no Tax liens upon any asset of Trikon or any Trikon Subsidiary except liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, if required in accordance with GAAP, have been provided in Trikon’s most recent Trikon Financial Statements, subject to such exceptions as would not be reasonably expected to be material.

Section 4.17.4 Trikon and each Trikon Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

Section 4.17.5 None of Trikon or any Trikon Subsidiary is liable for the Taxes of any person (other than Trikon or the Trikon Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group Tax relief within a jurisdiction), as a transferee or successor, by contract or otherwise which could reasonably be expected to be material. None of Trikon or any Trikon Subsidiary has ever been a member of any affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Trikon).

Section 4.17.6 None of Trikon or any Trikon Subsidiary has filed a consent pursuant to former Section 341(f) of the Code or agreed to have former Section 341(f)(2) of the Code apply to any disposition of any asset owned by it.

Section 4.17.7 Trikon has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

Section 4.17.8 None of Trikon or any Trikon Subsidiary is a party to any contract, plan or arrangement, under which it is obligated to make or to provide, or could be become obligated to make or to provide, a payment or benefit that would be nondeductible under Section 280G of the Code or any similar provision of foreign Law.

Section 4.17.9 None of Trikon or any Trikon Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement.

Section 4.17.10 Neither Trikon nor any Trikon Subsidiary has been a party to any distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

Section 4.17.11 Neither Trikon nor any Trikon Subsidiary (A) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes; (B) owns a single member limited liability company which is treated as a disregarded entity; (C) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law; (D) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law) or (E) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

Section 4.17.12 All documents that may be necessary in providing title to any assets of Trikon or any of the Trikon Subsidiaries or that Trikon or any of the Trikon Subsidiaries may wish to enforce or produce in evidence are duty stamped for stamp duty purposes, if stamp duty applies.

Section 4.17.13 Neither Trikon nor any Trikon Subsidiary has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

Section 4.17.14 Neither Trikon nor any Trikon Subsidiary has agreed or is required to make any adjustment under Section 481(a) of the Code as a result of any change in method of accounting.

Section 4.17.15 Neither the entering into of this Agreement nor undertaking of the Trikon Merger at the Effective Time will result in Trikon or any of the Trikon Subsidiaries suffering a liability to Tax for U.K. Tax purposes whether by reason of any withdrawal of any past relief or otherwise.

Section 4.17.16 Neither Trikon nor any Trikon Subsidiary has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

Section 4.18 Insurance. Trikon maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Trikon (taking into account the cost and availability of such insurance). Schedule 4.18 of the Trikon Disclosure Schedule sets forth a list of all of Trikon’s insurance policies.

Section 4.19 Opinion of Trikon Financial Advisor. The Trikon Financial Advisor has delivered to the Trikon Board its written opinion dated as of the date of this Agreement to the effect that, as of such date, the Trikon Exchange Ratio is fair from a financial point of view to the holders of Trikon Stock.

Section 4.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Trikon Common Stock is the only vote of the holders of any class or series of capital stock or other Equity Interests of Trikon necessary to adopt this Agreement and approve the Trikon Merger and the New Athletics Certificate.

Section 4.21 Brokers. Except as set forth on Section 4.21 of the Trikon Disclosure Schedule, no broker, finder or investment banker (other than the Trikon Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Trikon Merger based upon arrangements made by or on behalf of Trikon or any Trikon Subsidiary. Trikon has heretofore made available to Aviza a true and complete copy of all agreements between Trikon and the Trikon Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Trikon Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

Section 4.22 Real Property.

Section 4.22.1 Section 4.22.1 of the Trikon Disclosure Schedule sets forth a complete and accurate list of all real property currently or previously owned by Trikon or any Trikon Subsidiary (collectively, the “Trikon Owned Real Property”). Except as set forth on Section 4.22.1 of the Trikon Disclosure Schedule, neither Trikon nor any Trikon Subsidiary owns or has ever owned any real property. Trikon or a Trikon Subsidiary owns all of the Trikon Owned Real Property free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 4.22.2 Section 4.22.2 of the Trikon Disclosure Schedule sets forth a complete and accurate list of all leases, licenses and other agreements to which Trikon or any Trikon Subsidiary is a party pertaining to the use or occupancy of any real property by Trikon or any Trikon Subsidiary (collectively, the “Trikon Leases” and the subject premises thereof, the “Trikon Leased Real Property”). Trikon has provided Aviza with a true and complete copy of each Trikon Lease. Each of Trikon and the Trikon Subsidiaries has complied in all material respects with the material terms of the Trikon Leases to which it is a party and under which it is currently in occupancy and enjoys peaceful and undisturbed possession of such Trikon Leased Real Property under the Trikon Leases. Neither Trikon nor any Trikon Subsidiary has transferred, mortgaged or assigned any interest in any Trikon Lease, nor has Trikon or any

Trikon Subsidiary subleased or otherwise granted rights of use or occupancy of any Trikon Leased Real Property to any other person. Each Trikon Lease is in full force and effect and no material breach by Trikon or any Trikon Subsidiary exists under any Trikon Lease.

Section 4.22.3 Each of the plants, buildings, structures and facilities located on the Trikon Owned Real Property is in reasonably good repair and operating condition in all material respects, ordinary wear and tear excepted. To the knowledge of Trikon, there are no pending or threatened activities of any Governmental Entity either planned, in process or completed which would reasonably be expected to give rise to any material special assessment against any Trikon Owned Real Property.

Article 5.

Covenants

Section 5.1 Conduct of Business by Aviza Pending the Closing. Aviza agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Aviza Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Trikon shall otherwise agree in writing, Aviza shall, and shall cause each Aviza Subsidiary to, (A) conduct its operations only in the ordinary and usual course of business consistent with past practice and (B) use its commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of Aviza and each Aviza Subsidiary and to preserve the current relationships of Aviza and each Aviza Subsidiary with such of the customers, suppliers and other persons with which Aviza or any Aviza Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Aviza Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Aviza shall not (unless required by applicable Law), and shall not permit any Aviza Subsidiary to, between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Trikon, which consent, if it is to be given, shall not be unreasonably delayed:

Section 5.1.1 amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

Section 5.1.2 (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock of, or other Equity Interests in, Aviza or any Aviza Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options (other than options to purchase up to Sixty-Six Thousand Five Hundred (66,500) shares of Aviza Common Stock to be granted pursuant to the Aviza Stock Option Plans, in each case consistent with past practice), warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Aviza or any Aviza Subsidiary, other than the issuance of Aviza Common Stock upon the exercise of Aviza Options outstanding as of the date hereof in accordance with their terms or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of Aviza or any Aviza Subsidiary, except pursuant to existing contracts or commitments that have been set forth on Section 5.1.2 of the Aviza Disclosure Schedule or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Aviza Subsidiary and Aviza or another wholly owned Aviza Subsidiary;

Section 5.1.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly owned Aviza Subsidiary to Aviza or to any other wholly owned Aviza Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

Section 5.1.4 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities except pursuant to repurchases of Aviza Common Stock in connection with a termination of employment and made under the Aviza Stock Option Plans;

Section 5.1.5 (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that do not exceed $100,000 in the aggregate for Aviza and the Aviza Subsidiaries taken as a whole; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly owned Aviza Subsidiary) for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business in a principal amount not, in the aggregate, in excess of $100,000 for Aviza and the Aviza Subsidiaries taken as a whole, or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $100,000 for Aviza and the Aviza Subsidiaries taken as a whole; (C) terminate, cancel or request any material change in, or agree to any material change in, any Aviza Material Contract; (D) make or authorize any capital expenditure in excess of Aviza’s budget as disclosed to Trikon prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $100,000 for Aviza and the Aviza Subsidiaries taken as a whole or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1.5;

Section 5.1.6 except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.11.2 of the Aviza Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of Aviza or any Aviza Subsidiary which are not across-the-board increases); (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Aviza or any Aviza Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Aviza Benefit Plan.

Section 5.1.7 (A) pre-pay any long-term debt; (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or (D) vary Aviza’s inventory practices in any material respect from Aviza’s past practices;

Section 5.1.8 make any change in accounting (including Tax accounting) policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

Section 5.1.9 waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

Section 5.1.10 make or change any material Tax election, settle or compromise any material claim or assessment for Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment for Taxes;

Section 5.1.11 modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Aviza is a party;

Section 5.1.12 write up, write down or write off the book value of any assets, individually or in the aggregate, for Aviza and the Aviza Subsidiaries taken as a whole, in excess of $100,000, except in accordance with GAAP consistently applied;

Section 5.1.13 take any action to exempt or make not subject to (A) the provisions of Section 203 of the DGCL or (B) any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than New Athletics or any Subsidiary of New Athletics) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

Section 5.1.14 enter into any agreement or arrangement that materially limits or otherwise materially restricts Aviza or any Aviza Subsidiaries or any successor thereto from engaging or competing in any line of business or in any location;

Section 5.1.15 take any action that is intended or would reasonably be expected to result in any of the conditions to the Aviza Merger set forth in Article 6 hereof not being satisfied; or

Section 5.1.16 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2 Conduct of Business by Trikon Pending the Closing. Trikon agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the Trikon Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Aviza shall otherwise agree in writing, Trikon shall, and shall cause each Trikon Subsidiary to, (A) conduct its operations only in the ordinary and usual course of business consistent with past practice and (B) use its commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of Trikon and each Trikon Subsidiary and to preserve the current relationships of Trikon and each Trikon Subsidiary with such of the customers, suppliers and other persons with which Trikon or any Trikon Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.2 of the Trikon Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Trikon shall not (unless required by applicable Law or the regulations or requirements of NASDAQ), and shall not permit any Trikon Subsidiary to, between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Aviza, which consent, if it is to be given, shall not be unreasonably delayed:

Section 5.2.1 amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

Section 5.2.2 (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, Trikon or any Trikon Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options (other than options to purchase up to Nine Hundred Seventy-Four Thousand (974,000) shares of Trikon Common Stock to be granted pursuant to the Trikon Stock Option Plans, in each case consistent with past practice), warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Trikon or any Trikon Subsidiary, other than the issuance of Trikon Common Stock upon the exercise of Trikon Options outstanding as of the date hereof in accordance with their terms or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of Trikon or any Trikon Subsidiary, except pursuant to existing contracts or commitments that have been set forth on Section 5.2.2 of the Trikon Disclosure Schedule or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Trikon Subsidiary and Trikon or another wholly owned Trikon Subsidiary;

Section 5.2.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly owned Trikon Subsidiary to Trikon or to any other wholly owned Trikon Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

Section 5.2.4 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities except pursuant to repurchases of Trikon Common Stock in connection with a termination of employment and made under the Trikon Stock Option Plans;

Section 5.2.5 (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that do not exceed $100,000 in the aggregate for Trikon and the Trikon Subsidiaries taken as a whole; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly owned Trikon Subsidiary) for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business in a principal amount not, in the aggregate, in excess of $100,000 for Trikon and the Trikon Subsidiaries taken as a whole, or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $100,000 for Trikon and the Trikon Subsidiaries taken as a whole; (C) terminate, cancel or request any material change in, or agree to any material change in, any Trikon Material Contract; (D) make or authorize any capital expenditure in excess of Trikon’s budget as disclosed to Aviza prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $100,000 for Trikon and the Trikon Subsidiaries taken as a whole or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.2.5;

Section 5.2.6 except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 4.11.2 of the Trikon Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of Trikon or any Trikon Subsidiary which are not across-the-board increases); (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Trikon or any Trikon Subsidiary, or establish, adopt, enter into or amend any collective bargaining, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Trikon Benefit Plan;

Section 5.2.7 (A) pre-pay any long-term debt; (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or (D) vary Trikon’s inventory practices in any material respect from Trikon’s past practices;

Section 5.2.8 make any change in accounting (including Tax accounting) policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

Section 5.2.9 waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

Section 5.2.10 make or change any material Tax election, settle or compromise any material claim or assessment for Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment for Taxes;

Section 5.2.11 modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Trikon is a party;

Section 5.2.12 write up, write down or write off the book value of any assets, individually or in the aggregate, for Trikon and the Trikon Subsidiaries taken as a whole, in excess of $100,000, except in accordance with GAAP consistently applied;

Section 5.2.13 take any action to exempt or make not subject to (A) the provisions of Section 203 of the DGCL or (B) any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than New Athletics or any Subsidiary of New Athletics) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

Section 5.2.14 enter into any agreement or arrangement that materially limits or otherwise materially restricts the Trikon or any Trikon Subsidiaries or any successor thereto from engaging or competing in any line of business or in any location;

Section 5.2.15 take any action that is intended or would reasonably be expected to result in any of the conditions to the Trikon Merger set forth in Article 6 hereof not being satisfied; or

Section 5.2.16 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.3 Cooperation. Aviza and Trikon shall coordinate and cooperate in connection with (A) the preparation of the Registration Statement, the Proxy Statement and any Other Filings; (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Aviza Material Contracts or Trikon Material Contracts, in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the Ancillary Agreements and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.

Section 5.4 Registration Statement; Proxy Statement. As promptly as practicable after the execution of this Agreement, Trikon and Aviza shall prepare and New Athletics shall file with the SEC a proxy statement relating to the meeting of Trikon’s stockholders to be held in connection with the Trikon Merger and the approval of the New Athletics Certificate (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and New Athletics shall, with the assistance of Trikon and Aviza, prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of New Athletics Common Stock to be issued to the stockholders of Trikon and Aviza pursuant to the Mergers. New Athletics and Trikon shall use commercially reasonable efforts to prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of New Athletics, Trikon and Aviza shall use commercially reasonable efforts to respond to any comments made by the SEC with respect to the Registration Statement, the Proxy Statement and any Other Filings, and to cause the Registration Statement to become effective as promptly as practicable. Each of New Athletics, Trikon and Aviza shall furnish all information concerning it (including, without limitation, financial statements prepared in accordance with Regulation S-X under the Securities Act, as required to be included in the Registration Statement in accordance with the rules and regulations of the SEC) and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and any Other Filings. As promptly as practicable after the Registration Statement shall have become effective, Trikon shall mail the Proxy Statement to its stockholders. The Proxy Statement shall (subject to the last sentence of Section 5.7.6 hereof) include the recommendation of the Trikon Board that adoption of the Agreement by Trikon’s stockholders is advisable and that the Trikon Board has determined that the Trikon Merger is fair to, and in the best interests of, Trikon’s stockholders and the recommendation of the Trikon Board in favor of the New Athletics Certificate.

Subject to the last sentence of Section 5.7.6 hereof, no amendment or supplement (other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 5.10 of this Agreement) to the Registration Statement, the Proxy Statement or any Other Filings shall be made by New Athletics or Trikon without the approval of Trikon and Aviza, as applicable (which approval shall not be unreasonably withheld or delayed). New Athletics shall advise Trikon and Aviza, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the New

Athletics Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement, the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

If at any time prior to the Effective Time, any event or circumstance relating to Trikon or any Trikon Subsidiary, or their respective officers or directors, should be discovered by Trikon which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filing, Trikon shall promptly inform New Athletics and Aviza. All documents that New Athletics and Trikon are responsible for filing with the SEC in connection with the transactions contemplated herein shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law.

If at any time prior to the Effective Time, any event or circumstance relating to Aviza or any Aviza Subsidiary, or their respective officers or directors, should be discovered by Aviza which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filing, Aviza shall promptly inform New Athletics and Trikon and cooperate in filing or assist in filing with the SEC or its staff or any other Governmental Entity or officials thereof, or mailing or assisting in preparing and mailing to securityholders of Trikon such amendment or supplement.

Section 5.5 Trikon Stockholders’ Meeting. Trikon shall call a meeting of its stockholders (the “Trikon Stockholders’ Meeting”) as promptly as practicable after the date on which the Registration Statement is declared effective by the SEC for the purpose of voting upon the adoption and approval of this Agreement, the Trikon Merger and the approval of the New Athletics Certificate, and Trikon shall use its best efforts to hold the Trikon Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective.

Section 5.6 Access to Information; Confidentiality.

Section 5.6.1 Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Aviza or any Aviza Subsidiary is a party (which such entity shall use its commercially reasonable efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, Aviza shall, and shall cause each Aviza Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, the “Aviza Representatives”) to (A) provide to Trikon and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Trikon Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as Trikon or the Trikon Representatives may reasonably request. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Trikon or any Trikon Subsidiary is a party (which such entity shall use its commercially reasonable efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, Trikon shall, and shall cause each Trikon Subsidiary and each of the Trikon Representatives to (A) provide to Aviza and the Aviza Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as Aviza or the Aviza Representatives may reasonably request. No investigation conducted pursuant to this Section 5.6.1 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

Section 5.6.2 With respect to the information disclosed pursuant to Section 5.6.1 hereof, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain Confidentiality Agreement dated as of July 19, 2004, by and among Trikon, Aviza and VantagePoint Venture Partners, as amended (the “Confidentiality Agreement”).

Section 5.7 No Solicitation of Transactions.

Section 5.7.1 None of Aviza or any Aviza Subsidiary shall, directly or indirectly, take (and Aviza shall not authorize or permit the Aviza Representatives or, to the extent within Aviza’s control, other affiliates to take) any action to (A) solicit, initiate, encourage (including by way of furnishing non-public information) or facilitate (to the extent that such party knew or should have known it was facilitating) any Acquisition Proposal; (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Aviza Merger or any other transaction contemplated by this Agreement or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate (to the extent that such party knew or should have known it was facilitating) any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. Upon execution of this Agreement, Aviza shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of Aviza be returned or destroyed.

Section 5.7.2 Aviza shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Trikon of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Trikon a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing, and shall keep Trikon fully informed on a prompt basis with respect to any not-insignificant developments with respect to the foregoing.

Section 5.7.3 None of Trikon or any Trikon Subsidiary shall, directly or indirectly, take (and Trikon shall not authorize or permit the Trikon Representatives or, to the extent within Trikon’s control, other affiliates to take) any action to (A) solicit, initiate or encourage (including by way of furnishing non-public information) or facilitate (to the extent that such party knew or should have known it was facilitating) any Acquisition Proposal; (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Trikon Merger or any other transaction contemplated by this Agreement or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate (to the extent that such party knew or should have known it was facilitating) any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the obtaining of the approval of the Trikon Merger, the New Athletics Certificate and the other transactions contemplated by this Agreement by Trikon’s stockholders, the Trikon Board determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of the directors’ fiduciary duties to Trikon’s stockholders, Trikon may, in response to a Superior Proposal and subject to Trikon’s compliance with Sections 5.5 and 5.7.4 hereof, (x) furnish information with respect to Trikon and the Trikon Subsidiaries to the person making such Superior Proposal pursuant to a confidentiality agreement the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Aviza and (y) participate in discussions or negotiations with respect to such Superior Proposal. Upon execution of this Agreement, Trikon shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of Trikon be returned or destroyed.

Section 5.7.4 Trikon shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Aviza of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Aviza a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing, and shall keep Aviza fully informed on a prompt basis with respect to any not-insignificant developments with respect to the foregoing.

Section 5.7.5 Neither the Aviza Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Trikon, the approval or recommendation by the Aviza Board or such committee of the adoption and approval of the Aviza Merger (the “Aviza Recommendation”); (B) other than the Aviza Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (C) other than the Aviza Merger, cause Aviza to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

Section 5.7.6 Neither the Trikon Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to

Aviza, the approval or recommendation by the Trikon Board or such committee of the adoption and approval of the Trikon Merger and the New Athletics Certificate (the “Trikon Recommendation”); (B) other than the Trikon Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (C) other than the Trikon Merger, cause Trikon to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Nothing contained in this Section 5.7 shall prohibit Trikon (x) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (y) in the event that a Superior Proposal is made and the Trikon Board determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of its fiduciary duty to Trikon’s stockholders, from withdrawing or modifying its recommendation of the Trikon Merger no earlier than five (5) Business Days following the day of delivery of written notice to Aviza of its intention to do so, so long as Trikon continues to comply with all other provisions of this Agreement including, without limitation, Section 5.5 hereof.

Section 5.8 Appropriate Action; Consents; Filings.

Section 5.8.1 Aviza and Trikon shall use their commercially reasonable efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as practicable; (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Trikon or Aviza or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Mergers and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and each Ancillary Agreement and the Mergers required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws; (y) the HSR Act and (z) any other applicable Law; provided, that Trikon and Aviza shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and, provided, however, that nothing in this Section 5.8.1 shall require either Trikon or Aviza to agree to (AA) the requirement of divestiture of material assets or property or (BB) the requirement of material expenditure of money by Trikon or Aviza to a third party in exchange for any such consent. Aviza and Trikon shall use their commercially reasonably efforts to furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Registration Statement and the Proxy Statement) in connection with the transactions contemplated by this Agreement and each Ancillary Agreement.

Section 5.8.2 Aviza and Trikon shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third-party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement and each Ancillary

Agreement; (B) required to be disclosed in the Aviza Disclosure Schedule or the Trikon Disclosure Schedule, as applicable; (C) required to prevent an Aviza Material Adverse Effect or a Trikon Material Adverse Effect from occurring prior to or after the Effective Time or (D) otherwise referenced in Section 6.1.4. In the event that either party shall fail to obtain any third-party consent described in the first sentence of this Section 5.8.2, such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon Aviza and Trikon, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

Section 5.8.3 From the date of this Agreement until the Effective Time, each of Aviza and Trikon shall promptly notify the other party in writing of, to the knowledge of such party, any pending or threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (A) challenging or seeking material damages in connection with the Mergers or the conversion of Trikon Stock or Aviza Stock into New Athletics Common Stock pursuant to the Mergers or (B) seeking to restrain or prohibit the consummation of the Mergers or otherwise materially limit the right of New Athletics or any New Athletics Subsidiary to own or operate all or any portion of the businesses or assets of Trikon, Aviza or any of their respective Subsidiaries, which in either case would reasonably be expected to have an Aviza Material Adverse Effect or a Trikon Material Adverse Effect prior to or after the Effective Time.

Section 5.9 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Mergers and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied or (B) the failure of Aviza or Trikon, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Mergers and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.10 Public Announcements. Trikon and Aviza shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Mergers and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with NASDAQ.

Section 5.11 NASDAQ Listing. New Athletics shall promptly prepare and submit to NASDAQ a listing application covering the shares of New Athletics Common Stock to be issued in the Mergers and shall use its commercially reasonable efforts to cause such shares to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time. Trikon and Aviza shall promptly provide New Athletics with all information relating to Trikon and Aviza, as applicable, required or appropriate for use in the listing application covering the shares of New Athletics Common Stock to be issued in the Mergers.

Section 5.12 Employee Benefit Matters. With respect to any employee benefit plans of New Athletics in which any director, officer or employee of Trikon or any Trikon Subsidiary (the “Trikon Employees”) or any director, officer or employee of Aviza or any Aviza Subsidiary (the “Aviza Employees”) will participate effective as of the Effective Time, New Athletics shall, or shall cause the Surviving Corporations to, recognize all service of Trikon Employees with Trikon or a Trikon Subsidiary or Aviza Employees with Aviza or an Aviza Subsidiary, as the case may be, for purposes of vacation and severance and participation in, but not for purposes of benefit accrual, in any employee benefit plans of New Athletics in which such Trikon Employees or Aviza Employees may be eligible to participate after the Effective Time.

Section 5.13 Indemnification of Directors and Officers and Pension Plan Trustees.

Section 5.13.1 For not less than six (6) years from and after the Effective Time, New Athletics agrees to, and to cause the Surviving Corporations to, indemnify and hold harmless all past and present directors, officers and employees of Trikon and Aviza to the same extent such persons are indemnified as of the date of this Agreement by Trikon and Aviza, as applicable, pursuant to the Trikon Certificate and the Trikon Bylaws and the Aviza Certificate and the Aviza Bylaws, as applicable, and indemnification agreements, if any, in existence on the date of this Agreement set forth on Section 5.13.1 of the Trikon Disclosure Schedule and the Aviza Disclosure Schedule, as applicable, with any directors, officers and employees of Trikon and Aviza, as applicable, for acts or omissions occurring at or prior to the Effective Time; provided, however, that New Athletics agrees to, and to cause the Surviving Corporations to, indemnify and hold harmless such persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.13.2 For six (6) years from and after the Effective Time, New Athletics or the Surviving Corporations shall provide to Trikon’s and Aviza’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to Trikon’s and Aviza’s existing policies, as applicable (true and complete copies which have been previously provided to Aviza and Trikon, as applicable) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that notwithstanding the foregoing, New Athletics and the Surviving Corporations shall not be required to pay an annual premium on such insurance policy for any year during such six- (6)-year period that is greater than 175% of the sum of the annual premiums payable under Trikon’s and Aviza’s existing insurance policies in effect as of the date hereof; and provided further, that notwithstanding the foregoing, New Athletics and the Surviving Corporations may satisfy their obligations under this Section 5.13.2 by purchasing a “tail” policy under Trikon’s and Aviza’s existing directors’ and officers’ insurance policies, as applicable. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.13, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, New Athletics shall, and shall cause the Surviving Corporations to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 5.13 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.13 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.13 applies shall be third-party beneficiaries of this Section 5.13).

Section 5.13.3 In the event New Athletics or the Surviving Corporations (A) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.13.

Section 5.13.4 For not less than six (6) years from and after the Effective Time, New Athletics agrees to, and to cause the Trikon Surviving Corporation to (A) indemnify and hold harmless all pension plan trustees of Trikon to the same extent such persons are indemnified as of the date of this Agreement by Trikon, pursuant to the Trikon Certificate and the Trikon Bylaws and indemnification agreements, if any, in existence on the date of this Agreement set forth on Section 5.13.4 of the Trikon Disclosure Schedule with any pension plan trustees of Trikon for acts or omissions occurring at or prior to the Effective Time and (B) maintain in full force and effect, and continue to honor the obligations under, any prepaid insurance policies that Trikon has obtained prior to the Effective Time providing such pension plan trustees of Trikon with insurance coverage with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that New Athletics shall not be required to pay any additional premiums under any such insurance policies.

Section 5.14 Tax-Free Treatment.

Section 5.14.1 Each of New Athletics, Trikon and Aviza shall use their respective reasonable best efforts to, and shall cause their respective Subsidiaries to use their respective reasonable best efforts to, take all actions necessary for (i) the Trikon Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Mergers, taken together, to qualify as an exchange described in Section 351 of the Code and the regulations promulgated thereunder. None of New Athletics, Trikon or Aviza shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that would reasonably be expected to prevent or impede (i) the Trikon Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code and the regulations promulgated thereunder.

Section 5.14.2 This Agreement is intended to constitute, and the parties hereby adopt this Agreement as, a plan of “reorganization” within the meaning of Treasury

Regulation Sections 1.368-2(g) and 1.368-3(a). Each of New Athletics, Trikon and Aviza shall, and shall cause their respective subsidiaries to, report the Mergers in accordance with Section 5.14.1 hereof, unless otherwise required to pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 5.14.3 The parties hereto shall cooperate and use their commercially reasonable efforts in order for Trikon to obtain the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), described in Section 6.1.7 hereof and for Aviza to obtain the opinion of Latham & Watkins LLP (“L&W”) described in Section 6.1.7 hereof. In connection therewith, New Athletics and Trikon Merger Sub, New Athletics and Aviza Merger Sub, Trikon and Aviza shall, and Aviza shall cause VPVP to, deliver to WSGR and L&W representation letters substantially in the forms attached hereto as Exhibits I, J, K, L and M, respectively, each dated and executed as of the dates of such opinions.

Section 5.15 Affiliate Agreements. Each of Trikon and Aviza shall, within five (5) Business Days of the date hereof, deliver to the other party a list (reasonably satisfactory to counsel for each party) setting forth the names of all persons who are expected to be, as of immediately prior to the Effective Time, “affiliates” of Trikon or Aviza, as applicable, for purposes of Rule 145 under the Securities Act. Each of Trikon and Aviza shall furnish such information and documents as the other party may reasonably request for the purpose of reviewing such lists. Each of Trikon and Aviza shall use its commercially reasonable efforts to cause each person who is identified as an affiliate in the list furnished or supplemented by such party pursuant to this Section 5.15 to execute a written agreement, as soon as practicable after the date hereof, in substantially the forms attached hereto as Exhibit N (with respect to affiliates of Trikon) and Exhibit O (with respect to affiliates of Aviza) (each, an “Affiliate Agreement” and collectively, the “Affiliate Agreements”).

Section 5.16 Other Registration Statements. New Athletics agrees to file one or more registration statements on Forms S-1, S-3 and/or S-8 to register the shares of New Athletics Common Stock issuable with respect to assumed Trikon Options, Trikon Warrants and Aviza Options as soon as is reasonably practicable after the Effective Time (and, in any event, within twenty (20) days after the Effective Time with respect to the registration statement on Form S-8 to register the shares of New Athletics Common Stock issuable with respect to assumed Trikon Options and Aviza Options) and shall maintain the effectiveness of such registration statements hereafter for so long as any of such options remain outstanding.

Section 5.17 New Athletics Board Composition. In the event the proposal to provide for a classified board of directors of New Athletics in the New Athletics Certificate is not approved at the Trikon Stockholders’ Meeting by the requisite vote of the stockholders of Trikon, the parties hereto shall, (i) cooperate and use commercially reasonable efforts to take, or cause to be taken, all actions necessary to ensure that the first annual meeting of New Athletics’ stockholders held after the Effective Time shall not be held prior to the thirteen- (13)-month anniversary of the Effective Time; (ii) for a period beginning at the Effective Time and ending immediately prior to the first (1st) annual meeting of New Athletics’ stockholders held after the Effective Time, cooperate and use commercially reasonable efforts to take, or cause to be taken, all actions necessary to maintain a Board of Directors of New Athletics that shall consist of three (3) members of the Trikon Board as of the date of this Agreement (or such other members as shall be designated in accordance with the terms of the New Athletics Certificate), three (3) members of the Aviza Board as of the date of this Agreement (or such other members as shall be designated in accordance with the terms of the New Athletics Certificate) and one (1) member that is not an affiliate of Trikon, Aviza or VantagePoint Venture Partners as of immediately prior to the Effective Time and (iii) for a period beginning immediately prior to the first (1st) annual meeting of New Athletics’ stockholders held after the Effective Time and ending immediately prior to the second (2nd) annual meeting of New Athletics’ stockholders held after the Effective Time, cooperate and use commercially reasonable efforts to take, or cause to be taken, all actions necessary to maintain a Board of Directors of New Athletics that shall include at least two (2) members of the Trikon Board as of the date of this Agreement (or such other members as shall be designated in accordance with the terms of the New Athletics Certificate), at least two (2) members of the Aviza Board as of the date of this Agreement (or such other members as shall be designated in accordance with the terms of the New Athletics Certificate) and at least one (1) member that is not an affiliate of Trikon, Aviza or VantagePoint Venture Partners as of immediately prior to the Effective Time.

Article 6.

Closing Conditions

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Mergers and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by Trikon and Aviza, to the extent permitted by applicable Law:

Section 6.1.1 Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Trikon or Aviza, threatened in writing (and not abandoned or withdrawn) by the SEC.

Section 6.1.2 Trikon Stockholder Approval. The Trikon Merger shall have been approved and adopted by the requisite vote of the stockholders of Trikon.

Section 6.1.3 No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or other finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of either of the Mergers or any other transactions contemplated in this Agreement.

Section 6.1.4 Consents and Approvals. Other than filing of the Certificates of Merger, all consents, approvals and authorizations of any Governmental Entity set forth in Section 3.5.2 or Section 4.5.2 hereof or required to be set forth in the related sections of the Aviza Disclosure Schedule or the Trikon Disclosure Schedule, as applicable, the failure of which to obtain is reasonably likely to have an Aviza Material Adverse Effect or a Trikon Material Adverse Effect shall have been obtained on terms and conditions that would not reasonably be likely to have an Aviza Material Adverse Effect or a Trikon Material Adverse Effect.

Section 6.1.5 HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated.

Section 6.1.6 NASDAQ Listing. The shares of New Athletics Common Stock issuable to Trikon’s and Aviza’s stockholders in the Mergers shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Section 6.1.7 Tax Opinions. Trikon shall have received a written opinion from WSGR, in form and substance reasonably acceptable to it, dated as of the Closing Date to the effect that, for U.S. federal income Tax purposes, the Trikon Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the Mergers, taken together, will qualify as an exchange described in Section 351 of the Code and the regulations promulgated thereunder. Aviza shall have received a written opinion from L&W, in form and substance reasonably acceptable to it, dated as of the Closing Date to the effect that, for U.S. federal income Tax purposes, the Mergers, taken together, will qualify as an exchange described in Section 351 of the Code the regulations promulgated thereunder. In rendering the opinions described in this Section 6.1.7, each of WSGR and L&W shall receive and may rely upon representations contained in certificates of New Athletics and Trikon Merger Sub, New Athletics and Aviza Merger Sub, Trikon and Aviza, substantially in the forms attached hereto as Exhibits I, J, K, L and M, respectively. The opinions referred to in this Section 6.1.7 shall not be waivable after the receipt of the approvals specified in Section 6.1.2 hereof, unless further approvals described in Section 6.1.2 hereof are obtained with appropriate disclosure.

Section 6.2 Additional Conditions to Obligations of Trikon. The obligations of Trikon to effect the Trikon Merger and the other transactions contemplated herein are also subject to the following conditions, any or all of which may be waived, in whole or in part, by Trikon, to the extent permitted by applicable Law:

Section 6.2.1 Representations and Warranties. The representations and warranties of Aviza contained in Article 3 of this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as if made as of the Effective Time, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been true and correct as of such date; provided, however, that the condition contained in this Section 6.2.1 shall be deemed to be satisfied so long as any failures of such representations and warranties to be so true and correct, in the aggregate, do not constitute an Aviza Material Adverse Effect as of the Effective Time (it being understood that, for purposes of determining the accuracy of the representations and warranties of Aviza for purposes of this Section 6.2.1, all “Aviza Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded).

Section 6.2.2 Agreements and Covenants. Aviza shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

Section 6.2.3 Stockholder Agreement. The Stockholder Agreement shall be in full force and effect as of the Effective Time.

Section 6.2.4 Dissenting Shares. The Dissenting Shares shall not represent more than one percent (1%) of the issued and outstanding Aviza Stock immediately prior to the Effective Time.

Section 6.3 Additional Conditions to Obligations of Aviza. The obligations of Aviza to effect the Aviza Merger and the other transactions contemplated herein are also subject to the following conditions, any or all of which may be waived, in whole or in part, by Aviza, to the extent permitted by applicable Law:

Section 6.3.1 Representations and Warranties. The representations and warranties of Trikon contained in Article 4 of this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as if made as of the Effective Time, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been true and correct as of such date; provided, however, that the condition contained in this Section 6.3.1 shall be deemed to be satisfied so long as any failures of such representations and warranties to be so true and correct, in the aggregate, do not constitute a Trikon Material Adverse Effect as of the Effective Time (it being understood that, for purposes of determining the accuracy of the representations and warranties of Trikon for purposes of this Section 6.3.1, all “Trikon Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded).

Section 6.3.2 Agreements and Covenants. Trikon shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

Article 7.

Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated, and the Mergers contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Mergers by the stockholders of Trikon or Aviza:

Section 7.1.1 By mutual written consent of Trikon and Aviza, by action of their respective Boards of Directors;

Section 7.1.2 By either Aviza or Trikon if the Mergers shall not have been consummated prior to September 30, 2005 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Mergers to occur on or before such date;

Section 7.1.3 By either Aviza or Trikon if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.8 hereof);

Section 7.1.4 By Trikon if the approval by the stockholders of Aviza required for the consummation of the Aviza Merger or the other transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote of Aviza’s stockholders;

Section 7.1.5 By Trikon if (A) the Aviza Board shall have withdrawn, or adversely modified, or failed upon Trikon’s reasonable request to reconfirm its recommendation of the Aviza Merger or this Agreement (or determined to do so); (B) the Aviza Board shall have determined to recommend to the stockholders of Aviza that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have determined to accept an Acquisition Proposal; (C) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of twenty percent (20%) or more of the outstanding shares of Aviza’s capital stock is commenced (other than by New Athletics or an affiliate of New Athletics or Trikon or an affiliate of Trikon) and the Aviza Board fails to recommend that the stockholders of Aviza not tender their shares in such tender or exchange offer within ten (10) Business Days after Trikon requests such recommendation or (D) any person (other than New Athletics or an affiliate of New Athletics, Trikon or an affiliate of Trikon or VantagePoint Venture Partners or any of its affiliates) or group becomes the beneficial owner of thirty percent (30%) or more of the outstanding shares of Aviza’s capital stock without the prior written approval of Trikon; provided, however, that Trikon shall bear the cost of any incremental fees and expenses of the Aviza Financial Advisor incurred by Aviza as a result of Trikon’s reasonable request for the Aviza Board to reconfirm its recommendation of the Aviza Merger or this Agreement pursuant to clause (A) of this Section 7.1.5;

Section 7.1.6 By either Trikon or Aviza if the approval by the stockholders of Trikon required for the consummation of the Trikon Merger shall not have been obtained by reason of the failure to obtain the required vote of Trikon’s stockholders at a duly held meeting of stockholders or at any adjournment thereof; provided, however, that if this Agreement is then terminable pursuant to Section 7.1.7 hereof by Aviza, Trikon shall not have a right to terminate under this Section 7.1.6;

Section 7.1.7 By Aviza if (A) the Trikon Board shall have withdrawn, or adversely modified, or failed upon Aviza’s reasonable request to reconfirm its recommendation of the Trikon Merger or this Agreement (or determined to do so); (B) the Trikon Board shall have determined to recommend to the stockholders of Trikon that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have determined to accept a

Superior Proposal; (C) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of twenty percent (20%) or more of the outstanding shares of Trikon’s capital stock is commenced (other than by New Athletics or an affiliate of New Athletics or Aviza or an affiliate of Aviza) and the Trikon Board fails to recommend that the stockholders of Trikon not tender their shares in such tender or exchange offer within ten (10) Business Days after Aviza requests such recommendation; (D) any person (other than New Athletics or an affiliate of New Athletics or Aviza or an affiliate of Aviza) or group becomes the beneficial owner of thirty percent (30%) or more of the outstanding shares of Trikon’s capital stock without the prior written approval of Aviza or (E) Trikon fails to hold the Trikon Stockholders’ Meeting by the Outside Date due to Trikon’s breach of Section 5.5 hereof; provided, however, that Aviza shall bear the cost of any incremental fees and expenses of the Trikon Financial Advisor incurred by Trikon as a result of Aviza’s reasonable request for the Trikon Board to reconfirm its recommendation of the Trikon Merger or this Agreement pursuant to clause (A) of this Section 7.1.7;

Section 7.1.8 By Trikon, if the Trikon Board determines to accept a Superior Proposal, but only after Trikon (A) provides Aviza with not less than five (5) Business Days’ notice of its determination to accept such Superior Proposal, including all material terms thereof; (B) within not less than the five (5) Business Day period referred to above, has negotiated, and has caused its financial and legal advisors to negotiate, with Aviza to make such adjustments in the terms and conditions of this Agreement as would enable Trikon to proceed with the transactions contemplated hereby; (C) if the consideration payable to Trikon’s stockholders in such Superior Proposal consists of equity securities of the party making such Superior Proposal, holds the Trikon Stockholders’ Meeting and has failed to obtain the stockholder approval required for the Trikon Merger and (D) fulfills its obligations under Section 7.2 hereof upon such termination (provided that Trikon’s right to terminate this Agreement under this Section 7.1.8 shall not be available if Trikon is then in breach of Section 5.7 hereof);

Section 7.1.9 By Trikon, if since the date of this Agreement, there shall have been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Aviza set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 6.2.1 or 6.2.2 of this Agreement not to be satisfied and (ii) shall not have been cured within fifteen (15) days following receipt by Aviza of written notice of such breach or failure from Trikon (except in the case of a breach or failure that is not curable or Aviza has ceased to exercise commercially reasonable efforts to cure such breach or failure, in which event such termination shall be effective upon notice of termination by Trikon);

Section 7.1.10 By Aviza, if since the date of this Agreement, there shall have been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Trikon set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 6.3.1 or 6.3.2 of this Agreement not to be satisfied and (ii) shall not have been cured within fifteen (15) days following receipt by Trikon of written notice of such breach or failure from Aviza (except in the case of a breach or failure that is not curable or Trikon has ceased to exercise commercially reasonable efforts to cure such breach or failure, in which event such termination shall be effective upon notice of termination by Aviza); or

Section 7.1.11 By Trikon if New Athletics shall not have filed the Registration Statement on or prior to May 28, 2005 in a manner that complies as to form in all material respects with the requirements of Form S-4, the Securities Act and the Exchange Act; provided, however, that the right to terminate this Agreement under this Section 7.1.11 shall not be available to Trikon if Trikon’s failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Registration Statement to be so filed on or before such date; and provided further, that the right to terminate this Agreement under this Section 7.1.11 shall not be available to Trikon unless Trikon has provided Aviza with written notice of its intention to terminate this Agreement under this Section 7.1.11 on or prior to the close of business on June 1, 2005.

Section 7.2 Effect of Termination.

Section 7.2.1 Limitation on Liability. In the event of termination of this Agreement by either Aviza or Trikon as provided in Section 7.1 hereof, this Agreement shall forthwith become void and the obligations of the parties hereto shall terminate, except (x) with respect to Section 5.6, Section 5.10, this Section 7.2 and Article 8, which shall remain in full force and effect and shall survive any such termination, and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.

Section 7.2.2 Trikon Expenses. Trikon and Aviza agree that if this Agreement is terminated pursuant to Sections 7.1.4, 7.1.5 or 7.1.9 hereof, then Aviza shall pay Trikon an amount equal to the sum of Trikon’s Expenses not to exceed $1,000,000; provided, however, that Aviza shall not be required to pay Trikon any amounts pursuant to this Section 7.2.2 if Trikon terminates this Agreement pursuant to Section 7.1.9 hereof solely due to Aviza’s breach of its representations and warranties contained in Section 3.9(A) hereof.

Section 7.2.3 Aviza Expenses. Trikon and Aviza agree that if this Agreement is terminated pursuant to Sections 7.1.6, 7.1.7, 7.1.8 or 7.1.10 hereof, then Trikon shall pay to Aviza an amount equal to the sum of Aviza’s Expenses not to exceed $1,000,000; provided, however, that Trikon shall not be required to pay Aviza any amounts pursuant to this Section 7.2.3 if Aviza terminates this Agreement pursuant to Section 7.1.10 hereof solely due to Trikon’s breach of its representations and warranties contained in Section 4.9(A) hereof.

Section 7.2.4 Payment of Expenses. Payment of Expenses pursuant to Section 7.2.2 or Section 7.2.3 hereof shall be made not later than two (2) Business Days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the ninetieth (90th) day after such party delivers such notice of demand for payment).

Section 7.2.5 Termination Fee.

Section 7.2.5.1 In addition to any payment required by the foregoing provisions of this Section 7.2, (A) in the event that this Agreement is terminated pursuant to Section 7.1.5 hereof, then Aviza shall pay to Trikon, within two (2) Business Days thereafter, a termination fee of $1,500,000 and (B) in the event that this Agreement is terminated pursuant to Section 7.1.4 hereof, and an Acquisition Proposal has been publicly announced and not expressly and publicly withdrawn prior to the Outside Date, then Aviza shall pay Trikon, no later than two (2) days after the earlier to occur of (x) the date of entrance by Aviza or any Aviza Subsidiary into an agreement concerning a transaction that constitutes an Acquisition Proposal, provided that such agreement is entered into within twelve (12) months of the termination of this Agreement or (y) the date any person or group of related persons (other than Trikon) purchases 37.5% or more of the voting securities of Aviza by way of a tender or exchange offer (provided that any such tender or exchange offer for Aviza’s voting securities is first publicly announced within twelve (12) months of such termination of this Agreement), a termination fee of $1,500,000; provided, however, that notwithstanding anything to the contrary in this Agreement, in no event shall Aviza be required to pay Trikon more than an aggregate of $2,000,000 pursuant to Section 7.2.2 and this Section 7.2.5.1.

Section 7.2.5.2 In addition to any payment required by the foregoing provisions of this Section 7.2, (A) in the event that this Agreement is terminated pursuant to Section 7.1.7 or Section 7.1.8 hereof, then Trikon shall pay to Aviza immediately prior to such termination, in the case of a termination by Trikon, or within two (2) Business Days thereafter, in the case of a termination by Aviza, a termination fee of $1,500,000 and (B) in the event that this Agreement is terminated pursuant to Section 7.1.6 hereof, and an Acquisition Proposal has been publicly announced and not expressly and publicly withdrawn prior to the Trikon Stockholders’ Meeting, then Trikon shall pay Aviza, no later than two (2) days after the earlier to occur of (x) the date of entrance by Trikon or any Trikon Subsidiary into an agreement concerning a transaction that constitutes an Acquisition Proposal, provided that such agreement is entered into within twelve (12) months of the termination of this Agreement or (y) the date any person or group of related persons (other than Aviza) purchases 37.5% or more of the voting securities of Trikon by way of a tender or exchange offer (provided that any such tender or exchange offer for Trikon’s voting securities is first publicly announced within twelve (12) months of such termination of this Agreement), a termination fee of $1,500,000; provided, however, that notwithstanding anything to the contrary in this Agreement, in no event shall Trikon be required to pay Aviza more than an aggregate of $2,000,000 pursuant to Section 7.2.3 and this Section 7.2.5.2.

Section 7.2.6 All Payments. All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

Section 7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Mergers by the stockholders of Aviza or Trikon, as applicable, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto; (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Aviza or Trikon, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.5 Fees and Expenses. Subject to the provisos set forth in Sections 7.1.5 and Section 7.1.7 hereof and Section 7.2.1, Section 7.2.2 and Section 7.2.3 hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

Article 8.

General Provisions

Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Trikon, addressed to it at:

Trikon Technologies, Inc.

Ringland Way

Newport, South Wales NP18 2TA

United Kingdom

Attention: Chief Executive Officer

Facsimile: +44 (0) 16-3341-4040

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Steven V. Bernard, Esq.

Facsimile: (650) 493-6811

If to Aviza, addressed to it at:

Aviza Technology, Inc.

440 Kings Village Road

Scotts Valley, California 95066

Attention: Chief Executive Officer

Facsimile: (831) 439-6349

with a copy to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, California 94025

Attention: Christopher L. Kaufman, Esq.

Facsimile: (650) 463-2600

Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person;

“Acquisition Proposal” means any offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving Aviza and any Aviza Subsidiary or Trikon or any Trikon Subsidiary; (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of Aviza or any Aviza Subsidiary or Trikon or any Trikon Subsidiary representing 20% or more of the consolidated assets of Aviza and the Aviza Subsidiaries or Trikon and the Trikon Subsidiaries; (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of Aviza or Trikon; (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of Aviza or Trikon or (E) any combination of the foregoing (other than the Mergers); provided, however, that any offer or proposal (or agreement or transaction related thereto) made or received after the termination of this Agreement concerning any sale or issuance by Aviza or Trikon of securities in one or more bona fide capital raising transactions that do not result in any person or group obtaining the right to designate more than one third ( 1/3) of the members of the Aviza Board or the Trikon Board, as applicable, shall not constitute an Acquisition Proposal.

“Ancillary Agreements” means the Stockholder Agreement.

“Aviza ERISA Affiliate” means any entity or trade or business (whether or not incorporated) other than Aviza that together with Aviza is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Aviza Exchange Ratio” means the quotient obtained by dividing (x) the product of (i) Twenty-Five Million (25,000,000) multiplied by (ii) the Tigers Exchange Ratio by (y) the Aviza Fully-Diluted Share Number.

“Aviza Financial Advisor” means Citigroup Global Markets Inc.

“Aviza Fully-Diluted Share Number” means, as of immediately prior to the Effective Time, the sum of all shares of Aviza Common Stock then (i) issued and outstanding; (ii) issuable upon the conversion of all shares of Aviza Series A Preferred Stock then issued and outstanding; (iii) issuable upon the exercise of all Aviza Options then unexercised, unexpired and outstanding and (iv) issuable upon the conversion, exercise or exchange of any other securities then issued and outstanding.

“Aviza Material Adverse Effect” means any change affecting, or condition having an effect on, Aviza and the Aviza Subsidiaries that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition, results of operations or capitalization of Aviza and the Aviza Subsidiaries, taken as a whole, other than any change or condition (a) relating to the economy or securities markets in general, or the industries in which Aviza operates in general, and not specifically relating to Aviza or (b) attributable to the public announcement or pendency of this Agreement or the transactions contemplated hereby (including the loss of customers, suppliers or employees) or the performance by Aviza of this Agreement.

“Aviza Stock” means the Aviza Preferred Stock and the Aviza Common Stock.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“Business Day” means any day other than a day on which the SEC shall be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, policies, purchase and sales orders, quotations and other executory commitments to which Trikon or Aviza is a party or to which any of the assets of Trikon, Aviza or any of their respective Subsidiaries, as applicable, are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Encumbrance” means any lien, pledge, mortgage, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction (other than a restriction on transferability imposed by federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“European Aviza Subsidiary” means an Aviza Subsidiary incorporated in a member state of the European Union.

“European Trikon Subsidiary” means a Trikon Subsidiary incorporated in a member state of the European Union.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratios” means the Trikon Exchange Ratio and the Aviza Exchange Ratio.

“Expenses” includes all reasonably incurred out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereto.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, volatile organic compounds or semi-volatile organic compounds or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means Technology and Intellectual Property Rights therein.

“Intellectual Property Rights” means all intellectual property rights or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, copyrights, domain name rights, mask work rights, trade names, design rights, database rights, trade secret rights, rights in know-how and similar or equivalent rights anywhere in the world.

“IRS” means the United States Internal Revenue Service.

“knowledge” means (i) with respect to Trikon, the current and actual knowledge of John Macneil and William J. Chappell and (ii) with respect to Aviza, the current and actual knowledge of Jerauld J. Cutini and Patrick C. O’Connor.

“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Other Filings” means all filings made by or required to be made by New Athletics or Trikon with the SEC in connection with the Mergers other than the Registration Statement and the Proxy Statement.

“Permitted Encumbrances” means (a) Encumbrances for current Taxes not yet due and payable and (b) liens imposed by Law, such as mechanics’ liens.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“subsidiary” or “subsidiaries” of New Athletics, Trikon, Aviza, the Surviving Corporations or any other person means any corporation, partnership, joint venture or other legal entity of which New Athletics, Trikon, Aviza, the Surviving Corporations or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” means a bona fide Acquisition Proposal made by a third party which was not solicited by Trikon, any Trikon Subsidiary, any Trikon Representative or any other affiliates of Trikon, and which, in the good faith judgment of the Trikon Board, taking into account, to the extent deemed appropriate by the Trikon Board, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated and (B) if consummated would, based upon the good faith determination of the Trikon Board after consultation with the Trikon Financial Advisor, result in a transaction that is more favorable to Trikon’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement.

“Tax” or, collectively, “Taxes,” means any and all federal, state, local or foreign taxes, assessments and other governmental changes, duties, impositions and liabilities, including gross receipts, income, profits, sales, use, value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, social security, license, occupation, business organization, stamp, environmental, property, severance, premium, custom duties, capital stock, disability, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all tangible inventions (whether or not patentable), processes, formulae, protocols, schematics, diagrams, techniques, products, technologies, discoveries, mask works, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, know-how, trade dress, copyright registrations, databases and data collections, customer lists, confidential marketing and customer information, licenses, confidential technical information, software and all documentation and tangible embodiments thereof.

“Trikon ERISA Affiliate” means any entity or trade or business (whether or not incorporated) other than Trikon that together with Trikon is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Trikon Exchange Ratio” means 0.333; provided, however, that the Trikon Exchange Ratio may be amended at any time prior to the Effective Time by the mutual written consent of the Aviza Board and the Trikon Board.

“Trikon Financial Advisor” means Adams Harkness, Inc.

“Trikon Material Adverse Effect” means any change affecting, or condition having an effect on Trikon and the Trikon Subsidiaries that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition or results of operations or capitalization of Trikon and the Trikon Subsidiaries, taken as a whole, other than (A) any change or condition (i) relating to the economy or securities markets in general, or the industries in which Trikon operates in general, and not specifically relating to Trikon or (ii) attributable to the public announcement or pendency of this Agreement or the transactions contemplated hereby (including the loss of customers, suppliers or employees) or the performance by Trikon of this Agreement or (B) any change in the market price of Trikon Common Stock, in and of itself, or the failure of Trikon to meet or exceed published revenue or earnings projections or published analyst expectations, in either case, in and of itself.

Section 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Affiliate Agreements”	Section 5.15

“Agreement”	Preamble

“Aviza”	Preamble

“Aviza Balance Sheet”	Section 3.7.1

“Aviza Benefit Plan”	Section 3.10.1

“Aviza Board”	Recitals

“Aviza Bylaws”	Section 3.2

“Aviza Certificate”	Section 3.2

“Aviza Common Stock”	Section 2.1.1.3

“Aviza Disclosure Schedule”	Article 3

“Aviza Employees”	Section 5.12

“Aviza Financial Statements”	Section 3.7.1

“Aviza Foreign Plan”	Section 3.10.8

“Aviza Leased Real Property”	Section 3.21.2

“Aviza Leases”	Section 3.21.2

“Aviza Material Contract”	Section 3.13

“Aviza Material Intellectual Property”	Section 3.16.1

“Aviza Material Intellectual Property Rights”	Section 3.16.1

“Aviza Merger”	Section 1.3

“Aviza Merger Sub”	Recitals

“Aviza Non-U.S. Employees”	Section 3.11.5.1

“Aviza Options”	Section 2.4.2

“Aviza Owned Real Property”	Section 3.21.1

“Aviza Permits”	Section 3.6

“Aviza Preferred Stock”	Section 2.1.1.5

“Aviza Real Property”	Section 3.21.2

“Aviza Recommendation”	Section 5.7.5

“Aviza Representatives”	Section 5.6.1

“Aviza Series A Preferred Stock”	Section 2.1.1.4

“Aviza Series B Preferred Stock”	Section 2.1.1.5

“Aviza Stock Option Plans”	Section 2.4.2

“Aviza Subsidiary”	Section 3.1

“Aviza Surviving Corporation”	Section 1.6

“Aviza Warrants”	Section 2.1.1.6

“Certificates”	Section 2.2.2

“Certificates of Merger”	Section 1.4

“Closing”	Section 1.5

“Closing Date”	Section 1.5

“COBRA”	Section 3.10.7

“Code”	Recitals

“Confidentiality Agreement”	Section 5.6.2

“D&O Insurance”	Section 5.13.2

“DGCL”	Recitals

“Dissenting Shares”	Section 2.5

“Dissenting Stockholder”	Section 2.5

“Effective Time”	Section 1.4

“Excess Shares”	Section 2.2.5.1

“Exchange Agent”	Section 2.2.1

“Exchange Fund”	Section 2.2.1

“HIPAA”	Section 3.10.7

“L&W”	Section 5.14.3

“Mergers”	Section 1.3

“Multiemployer Plan”	Section 3.10.3

“NASDAQ”	Section 2.2.5.1

“New Athletics”	Preamble

“New Athletics Bylaws”	Section 1.1

“New Athletics Certificate”	Section 1.1

“New Athletics Common Stock”	Section 2.1.1.1

“Outside Date”	Section 7.1.2

“PBGC”	Section 3.10.4

“Pension Benefits”	Section 3.10.8

“Proxy Statement”	Section 5.4

“Registration Statement”	Section 5.4

“Relevant Transfer”	Section 3.11.5.3

“Stockholder Agreement”	Recitals

“Surviving Corporations”	Section 1.6

“Trikon”	Preamble

“Trikon Benefit Plan”	Section 4.10.1

“Trikon Board”	Recitals

“Trikon Bylaws”	Section 4.2

“Trikon Certificate”	Section 4.2

“Trikon Common Stock”	Section 2.1.1.1

“Trikon Disclosure Schedule”	Article 4

“Trikon Employees”	Section 5.12

“Trikon Financial Statements”	Section 4.7.2

“Trikon Foreign Plan”	Section 4.10.8

“Trikon Form 10-K”	Section 4.2

“Trikon Form 10-Q”	Section 4.7.3

“Trikon Leased Real Property”	Section 4.22.2

“Trikon Leases”	Section 4.22.2

“Trikon Material Contract”	Section 4.13

“Trikon Material Intellectual Property”	Section 4.16.1

“Trikon Material Intellectual Property Rights”	Section 4.16.1

“Trikon Merger”	Section 1.2

“Trikon Merger Sub”	Recitals

“Trikon Non-U.S. Employees”	Section 4.11.5.1

“Trikon Options”	Section 2.4.1

“Trikon Owned Real Property”	Section 4.22.1

“Trikon Permits”	Section 4.6

“Trikon Preferred Stock”	Section 4.3

“Trikon Recommendation”	Section 5.7.6

“Trikon Representatives”	Section 5.6.1

“Trikon SEC Filings”	Section 4.7.1

“Trikon Stock”	Section 4.3

“Trikon Stockholders’ Meeting”	Section 5.5

“Trikon Stock Option Plans”	Section 2.4.1

“Trikon Subsidiary”	Section 4.1

“Trikon Surviving Corporation”	Section 1.6

“Trikon Warrants”	Section 2.1.1.2

“WSGR”	Section 5.14.3

Section 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.7 Entire Agreement. This Agreement (together with the Exhibits, the Trikon Disclosure Schedule, the Aviza Disclosure Schedule and the other documents delivered pursuant hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 8.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.13 hereof, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

Section 8.11.1 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

Section 8.11.2 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts; (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court; (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2 hereof. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.11.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS

LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.3.

Section 8.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that remedies at law for any breach of the terms of this Agreement are inadequate. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TRIKON TECHNOLOGIES, INC.

By:	/s/ John Macneil
a duly authorized signatory

AVIZA TECHNOLOGY, INC.

By:	/s/ Jerauld Cutini
a duly authorized signatory

NEW ATHLETICS, INC.

By:	/s/ Jerauld Cutini
a duly authorized signatory

BASEBALL ACQUISITION CORP. I

By:	/s/ Jerauld Cutini
a duly authorized signatory

BASEBALL ACQUISITION CORP. II

By:	/s/ Jerauld Cutini
a duly authorized signatory

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